 As filed with the Securities and Exchange Commission on October 20, 1999

                                                 Registration No. 333-87909
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                                ----------------

                              AMENDMENT NO. 1

                                    to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ----------------
                                C-COR.net Corp.
             (Exact name of registrant as specified in its charter)

                                ----------------

             Pennsylvania                           24-0811591
   (State or other jurisdiction of     (I.R.S. Employer Identification No.)
    incorporation or organization)

                                60 Decibel Road
                       State College, Pennsylvania 16801
                                 (814) 238-2461
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           David A. Woodle, President
                                60 Decibel Road
                     State College, Pennsylvania 16801-7530
                                 (814) 238-2461
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ----------------

                                   Copies to:

       Robert C. Gerlach, Esq.               Philip P. Rossetti, Esq.
  Ballard Spahr Andrews & Ingersoll,            Hale and Dorr LLP
                 LLP                             60 State Street
    1735 Market Street, 51st Floor         Boston, Massachusetts 02109
        Philadelphia, PA 19103                    (617) 526-6000
            (215) 665-8500

                                ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ----------------



  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               Subject to Completion, Dated October 20, 1999
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. These securities may not be sold until the registration statement    +
+filed with the Securities and Exchange Commission is effective. This          +
+prospectus is not an offer to sell these securities and it is not soliciting + +an offer to buy these securities in any state where the offer or sale is not +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                2,500,000 Shares

[C-Cor.net Corp.]

                                  Common Stock

                                  $  per share

--------------------------------------------------------------------------------

C-COR.net Corp. is offering 2,500,000 shares of common stock with this prospectus. This is a firm commitment underwriting.

The common stock is traded on the Nasdaq National Market under the symbol "CCBL." On October 15, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $42.28125 per share.

Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

                                                                    Per
                                                                   Share Total
                                                                   ----- ------
    Price to the public........................................... $     $
    Underwriting discount......................................... $     $
    Proceeds to C-COR.net......................................... $     $

C-COR.net has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 375,000 additional shares from C-COR.net within 30 days following the date of this prospectus to cover over-allotments.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CIBC World Markets                                 Donaldson, Lufkin & Jenrette

                            Warburg Dillon Read LLC

                                                           Josephthal & Co. Inc.

                   The date of this Prospectus is     , 1999.

[Picture with the caption "The Evolving Hybrid Fiber Coax (HFC) Network" which depicts the different segments of the HFC network including the Network Operations Center, headend, traditional node and mininode. There is also a list of C-COR.net's primary products and services.]

                               Table of Contents

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
Forward Looking Statements...............................................  11
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Price Range of Common Stock..............................................  13
Capitalization...........................................................  14
Selected Consolidated Financial Data.....................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  25
Management...............................................................  34
Description of Capital Stock.............................................  36
Underwriting.............................................................  38
Legal Matters............................................................  40
Experts..................................................................  40
Where You Can Find More Information......................................  40
Incorporation of Certain Documents by Reference..........................  41
Index to Financial Statements............................................ F-1

                           -------------------------

As used in this prospectus, the terms "we," "us," "our" and "C-COR.net" mean C-COR.net Corp. and its subsidiaries (unless the context indicates a different meaning) and the term "common stock" means our common stock, $0.10 par value per share. Unless otherwise stated, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters. In addition, unless otherwise stated, all financial data gives retroactive effect to the mergers of C-COR.net Corp., Convergence.com Corporation and Silicon Valley Communications, Inc., which have been accounted for using the pooling-of-interest method of accounting.

The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The shares should be ready for delivery on or
about     , 1999, against payment in immediately available funds.

The following trademarks of C-COR.net Corp. are used throughout this prospectus: C-COR, NAVICOR, FlexNet, FlexNode and CNM.

                               Prospectus Summary

You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and accompanying notes that appear elsewhere in this prospectus.

                                About C-COR.net

We design, manufacture and market cable network transmission products and provide services and support to cable network operators. Our customers include the largest cable operators in the United States, such as Time Warner and AT&T, many of the smaller domestic cable operators and several large international cable operators. We offer a comprehensive range of products, including radio frequency, or RF, amplifiers and fiber optic components for the cable headend, node and RF plant. Our services focus on enabling reliable, high-speed, broadband communications over hybrid fiber coax networks, or HFC networks, and include network design, service activation, optimization, management and maintenance.

Cable operators worldwide have begun upgrading and rebuilding their existing networks to offer high-speed, two-way, broadband services such as Internet delivery, telephony, video-on-demand and digital television. These investments are a result of competitive pressures, industry consolidation, deregulation and technical advancements, particularly in the use of fiber optic equipment. As cable operators have consolidated to achieve economies of scale, non-cable operators, such as Microsoft, Paul Allen and AT&T, have made substantial investments in the HFC system design, not only validating it as a competitive broadband medium, but increasing the available capital to spend on network upgrades.

We acquired Silicon Valley Communications in September 1999 to broaden our product line and increase our technology base to include dense wave division multiplexing, or DWDM, technology and end-to-end fiber optic and RF transmission equipment. Additionally, we acquired Convergence.com in July 1999 to enhance our broadband management services capability to include an integrated package of network management and support services, such as enhanced management software and a network operations center.

We recently introduced two new fiber optic products that are currently being used in a field trial of AT&T's LightWire Neighborhood Broadband System in Salt Lake City, Utah. We believe these two products, the MuxNode and the MiniNode, are key components of the next generation of HFC networks. These products provide bi-directional signal transmission featuring multiple forward and reverse paths that support analog and digital video, high-speed data and telephony. This system design provides for the broader deployment of fiber into the network which provides increased bandwidth and network reliability.

The increasing size, complexity and traffic over cable networks requires consistent, reliable network performance to meet customer demands. We believe cable network operators will need to substantially increase their investment in high quality, value added services such as network design, activation, Internet enablement, advice on system upgrades and proactive performance management. Given the increased complexity and cost associated with designing, monitoring and maintaining next generation HFC networks, we also believe cable operators will turn to third party providers, such as C-COR.net, to assist them in enhancing network integrity.

Our core business strategy is to leverage our over 45 year reputation for quality and service, our strong customer relationships and our extensive installed base of transmission equipment to provide a broad line of flexible, reliable and cost effective network products and service solutions.

Our principal executive offices are located at 60 Decibel Road, State College, Pennsylvania 16801. Our telephone number is (814) 238-2461.

                                  The Offering

Common stock offered by C-COR.net.......  2,500,000 shares

Common stock to be outstanding after
the offering............................  14,836,970 shares

Use of proceeds.........................  For the repayment of debt, capital expenditures, working capital and
                                          general corporate purposes

Nasdaq National Market symbol...........  CCBL

                   Summary Consolidated Financial Information
                   (In thousands, except for per share data)

The restated amounts give retroactive effect to the recent mergers of C-COR.net Corp. and Convergence.com Corporation and Silicon Valley Communications, Inc., which have been accounted for using the pooling-of-interest method of accounting. This method requires that the historical financial statements of the merged companies be combined and presented as if the companies had always operated as one entity. The as adjusted balance sheet data in the table below give effect to the sale of 2,500,000 shares of common stock offered by us at an offering price of $42.28125 per share, and the application of the net proceeds from the sale of the shares, after deducting the underwriting discount and estimated offering expenses payable by us.

                                               Years Ended
                          -------------------------------------------------------
                                  Historical                   Restated
                          --------------------------- ---------------------------
                          June 27,  June 26, June 25, June 27,  June 26, June 25,
                            1997      1998     1999     1997      1998     1999
                          --------  -------- -------- --------  -------- --------
Statements of Operations
 Data:
Net sales...............  $131,941  $152,144 $171,281 $133,780  $154,041 $183,425
Income (loss) from
 continuing operations..     4,257     7,317   10,455      898       918     (683)
Loss from discontinued
 operations.............    (6,605)      --       --    (6,605)      --       --
Gain (loss) from
 disposal of
 discontinued
 operations.............    (3,830)      928      397   (3,830)      928      397
                          --------  -------- -------- --------  -------- --------
Net income (loss).......  $ (6,178) $  8,245 $ 10,852 $ (9,537) $  1,846 $   (286)
                          ========  ======== ======== ========  ======== ========
Net income (loss) per
 share - basic:
 Continuing operations..  $   0.45  $   0.80 $   1.15 $   0.07  $   0.08 $  (0.06)
 Discontinued
  operations............     (0.70)      --       --     (0.54)      --       --
 Disposal of
  discontinued
  operations............     (0.40)     0.10     0.04    (0.32)     0.08     0.04
                          --------  -------- -------- --------  -------- --------
Net income (loss).......  $  (0.65) $   0.90 $   1.19 $  (0.79) $   0.16 $  (0.02)
                          ========  ======== ======== ========  ======== ========
Net income (loss) per
 share - diluted:
 Continuing operations..  $   0.44  $   0.78 $   1.10 $   0.07  $   0.07 $  (0.06)
 Discontinued
  operations............     (0.68)      --       --     (0.53)      --       --
 Disposal of
  discontinued
  operations............     (0.40)     0.10     0.04    (0.31)     0.08     0.04
                          --------  -------- -------- --------  -------- --------
Net income (loss).......  $  (0.64) $   0.88 $   1.14 $  (0.77) $   0.15 $  (0.02)
                          ========  ======== ======== ========  ======== ========

                                                             June 25, 1999
                                                          --------------------
                                                          Restated As Adjusted
                                                          -------- -----------
Balance Sheet Data:
Cash, cash equivalents and marketable securities......... $  5,140  $ 97,192
Working capital..........................................   32,246   129,486
Total assets.............................................  102,949   195,039
Total long-term obligations, including current
 maturities..............................................    4,540     1,940
Shareholders' equity.....................................   59,914   159,204

                                  Risk Factors

You should carefully consider the following factors before deciding to invest in the shares. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of future operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus also contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus. Please refer to "Forward Looking Statements" on page 11.

Our customer base consists of a small number of customers in a single industry.

Historically, we have provided cable network transmission equipment to cable operators in the United States and internationally. Most of our sales have been to relatively few customers. Sales to our ten largest customers accounted for approximately 72% of net sales in fiscal 1997, 74% of net sales in fiscal 1998 and 76% of net sales in fiscal 1999.

During the past 18 months there has been significant consolidation of ownership of domestic cable systems. As a result, we expect that the concentration of our sales among a small number of customers will continue for the foreseeable future. Almost all of our sales are made on a purchase order basis and none of our customers has entered into a long-term agreement requiring the purchase of our products. The loss of, or any reduction in orders from, a significant customer would harm our business. We expect that the consolidation of our customer base may result in delays in receiving new orders or a reduction in the size of orders for our products.

A decline in capital spending in the cable industry could substantially reduce our revenue.

Almost all of our sales have been to cable operators and we expect this to continue for the foreseeable future. Demand for our products depends significantly on the size and timing of capital spending by cable operators for constructing, rebuilding or upgrading their systems. We cannot accurately predict the growth patterns of cable operators' spending, but we believe these patterns depend on a variety of factors, including:

  . overall demand for cable services and the acceptance of new broadband services, such as Internet, telephony, video-on-demand and digital television;

  . competitive pressures, including the availability of alternative delivery technologies, such as direct broadcast satellite, digital subscriber line and local multipoint distribution services;

  .  cable operators' access to financing;

  .  cable operators' annual budget cycles;

  . the status of federal, local and foreign government regulation of telecommunications and television broadcasting; and

  . fewer construction and upgrade projects typically occurring in winter months, and during inclement weather.

We may be unable to manage the numerous risks and challenges associated with our recent acquisitions of Convergence.com and Silicon Valley Communications, which could adversely affect our operations and financial condition.

Recently, we have experienced significant growth, including the acquisitions of Convergence.com and Silicon Valley Communications. These acquisitions have placed, and we expect will continue to place, a significant strain on our personnel, management and other resources.

We acquired Convergence.com in July 1999 to enable us to offer an integrated package of technical services and products, including access to broadband Internet and high speed data capabilities. Our ability to successfully market these newly acquired services and products depends on:

  . the evolution and growth of the market for high speed Internet and broadband services;

  . assimilating Convergence.com's operations, research and development, products, personnel and culture with ours;

  . our ability to successfully develop, manufacture and gain market acceptance of Convergence.com's services and products; and

  .  retaining Convergence.com's key personnel.

Our acquisition of Silicon Valley Communications in September 1999 presents us with several challenges, including:

  . interfacing and integrating Silicon Valley Communications' fiber optic product line with our existing product line;

  .  maintaining quality control of our expanded product line;

  . integrating Silicon Valley Communications' operations and culture with ours, including the consolidation of separate sales organizations, engineering capabilities, manufacturing operations and support functions; and

  . retaining Silicon Valley Communications' key employees, particularly in the engineering and sales areas.

We cannot assure you that we will be able to successfully address the challenges that these acquisitions present. Our failure to do so would likely materially and adversely affect our business, financial condition and operating results.

Reselling of stock issued in connection with our recent acquisitions may adversely affect our stock price.

Subject to the effectiveness of certain registration statements we have filed with the Securities and Exchange Commission and certain contractual limitations relating to affiliates, shares issued to the Convergence.com and Silicon Valley Communications shareholders will become eligible for resale. On various dates beginning in September 1999 and ending in December 1999, 1,392,950 shares will become eligible for resale. On various dates between January and February 2000, 1,585,454 shares will become eligible for resale. Together, these shares will account for approximately 25% of our outstanding shares. Furthermore, 35,845 shares issuable upon exercise of options at a weighted average exercise price of $1.89 and warrants to purchase 242,707 shares at a weighted average exercise price of $13.97 will become eligible for resale on various dates beginning in September 1999 and ending in December 1999. Additionally, 16,697 shares issuable upon exercise of options at a weighted average exercise price of $2.06 and warrants to purchase 178,370 shares at a weighted average exercise price of $26.12 will become eligible for resale on various dates between January and February 2000. If a large portion of these shares is sold during these time periods, our stock price will likely experience volatility and may fall.

If AT&T decides not to deploy our fiber optic products currently being used in the Salt Lake City, Utah field trial, then our financial results would likely be adversely affected.

Our next generation MiniNode and MuxNode fiber optic products are being used in AT&T's LightWire Neighborhood Broadband System concept testing field trial in Salt Lake City, Utah. If the field trial does not result in widespread deployment of the LightWire system, our future revenues would be adversely affected. Likewise, if this new system is deployed but does not include our MiniNode and MuxNode products, our future revenues would be adversely affected.

We could be adversely affected if broadband communications do not develop rapidly.

Our core products are cable network transmission equipment for hybrid fiber coax networks, commonly known as HFC networks. HFC networks can be used to transport Internet, telephony, video-on-demand and digital television. A significant part of the current demand for our products depends on our customers' desire to upgrade their existing networks and offer Internet and telephony services in addition to cable television service. There are, however, competing technologies such as direct broadcast satellite, digital subscriber line and local multipoint distribution services that can provide these upgraded services to end users. Improvements in a competing technology could result in significant price and/or performance advantages for that technology which, in turn, could reduce demand for our core products.

It is difficult for us to accurately predict the broadband communications market's future growth rate, size and technological direction because the market is in a relatively early stage of development. As this market matures, it is possible that cable operators, telephone companies or other suppliers of broadband wireless and satellite services will decide to adopt alternative technologies or standards that are incompatible with our products. If we are unable to design, manufacture and market products that incorporate or are compatible with these new technologies or standards, our business would suffer.

If we are unable to design, manufacture and market new products in a timely manner, then we may not remain competitive.

The broadband communications market, which includes Internet and telephony services, is characterized by continuing technological advancement, changes in customer requirements and evolving industry standards. To compete successfully, we must design, manufacture and market new products that provide increasingly higher levels of performance and reliability. Our inability to design, manufacture and market these products or to achieve broad commercial acceptance of these products would have an adverse effect on our business.

If we are unable to profitably increase network management service revenue, our financial results would be adversely affected.

Our ability to increase network management service revenue depends on many factors that are beyond our control. For example:

  .  our customers may decide not to outsource to third parties;

  . we may be unable to compete effectively with our competitors, particularly those with greater financial, technical, marketing and other resources; and

  . we may be unable to hire and retain enough qualified technical and management personnel to support our growth plans.

In addition, the pricing structure and investment required in the network management services business are not well established. We may be unable to establish a business strategy that generates adequate profitability or an adequate return on investment.

If we are unable to retain our key personnel or recruit additional key personnel in the future, then we may be unable to execute our business strategy.

Our success depends on our ability to hire, retain and motivate highly qualified personnel. Competition for qualified technical and other personnel is intense and we may not successfully attract or retain such personnel. Competitors and others in the past have recruited our employees and may do so in the future. While we require our employees to sign customary agreements concerning confidentiality and ownership of inventions, we generally do not have employment contracts or noncompetition agreements with our personnel. If we lose any of our key personnel, are unable to attract qualified personnel or are delayed in hiring required personnel, particularly engineers and other technical personnel, our business could be negatively affected.

Our reliance on several key components, subassemblies and modules used in the manufacture of our products could restrict production.

We obtain many components, subassemblies and modules necessary for manufacturing our products from a sole supplier or a limited group of suppliers. Our reliance on sole or limited suppliers, particularly foreign suppliers, and our increasing reliance on subcontractors, involves several risks. These risks include a potential inability to obtain an adequate supply of required components, subassemblies or modules, and reduced control over pricing, quality and timely delivery of these components, subassemblies or modules. We do not generally maintain long-term agreements with any of our suppliers or subcontractors. We are currently experiencing a limited allocation of a component for our amplifiers from Motorola, a major supplier. This could affect near-term product shipments because this is a key component in several of our products. An inability to obtain adequate deliveries or any other circumstance, requiring us to seek alternative sources of supply, could affect our ability to ship our products on a timely basis, which could damage our relationships with current and prospective customers and harm our business.

Changes in international trade laws, regulations or the political climate in Mexico could hinder our production capacity.

We operate a manufacturing facility in Tijuana, Mexico that provides a significant portion of our production capacity. This operation is exposed to certain risks as a result of its location, including:

  . changes in international trade laws, such as the North American Free Trade Agreement, affecting our import and export activities;

  . changes in, or expiration of, the Mexican government's Maquiladora program, which provides economic benefits to us;

  . changes in labor laws and regulations affecting our ability to hire and retain employees;

  .  fluctuations of foreign currency and exchange controls;

  .  potential political instability and changes in the Mexican government;

  .  potential regulatory changes; and

  .  general economic conditions in Mexico.

Any of these risks could interfere with the operation of this facility and result in reduced production, increased costs, or both. In the event that this facility's production capacity is reduced, we could fail to ship products on schedule and could face a reduction in future orders from dissatisfied customers. If our costs to operate this facility increase, our margins would decrease. Reduced shipments and margins would have an adverse affect on our financial results and could lead to a decline in our stock price.

Our competitors, some of whom are larger and more established, may have a competitive advantage over us.

The market for cable network transmission equipment is extremely competitive and is characterized by rapid technological change. Our current competitors include significantly larger companies with greater financial, technical, marketing and other resources. Additional competition could come from new entrants in the broadband communications equipment market.
These existing and potential competitors may be in a better position to withstand any significant reduction in capital spending by cable operators and to keep pace with changes in technology. If any of our competitors' products or technologies become the industry standard, our business could be seriously harmed. We cannot assure you that we will be able to compete successfully in the future or that competition will not harm our business.

We expect to need additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

We currently anticipate that our existing cash balance, available line of credit, cash flow expected to be generated from future operations, together with the proceeds from this offering, will be sufficient to meet our operating needs for the next 12 to 24 months. If our cash flows are less than expected, we may need to raise additional funds sooner to respond to unforeseen technological or marketing hurdles, satisfy unforeseen liabilities or take advantage of unanticipated opportunities. A future transaction could require significant amounts of capital, as could the integration of our acquisitions of Convergence.com and Silicon Valley Communications. We may not be able to obtain funds at the time or times needed on terms acceptable to us, or at all. If we are unable to obtain adequate funds on acceptable terms, we may not be able to take advantage of market opportunities, develop new products or otherwise respond to competitive pressures.

If our sales forecasts are not realized in a given period or if our operating results fluctuate in any given quarter, our stock price may fall.

While we receive periodic forecasts from our customers as to their future requirements, these forecasts may not accurately reflect future purchase orders for our products. In addition, the sales cycles of many of our products, particularly our newer products and products sold internationally, are typically unpredictable and usually involve:

  .  a significant technical evaluation by our customers;

  .  a commitment of capital and other resources by cable operators;

  . delays associated with cable operators' internal procedures to approve large capital expenditures;

  . time required to engineer the deployment of new technologies or services within broadband networks; and

  .  testing and acceptance of new technologies that affect key operations.

For these and other reasons, our sales cycles generally last three to six months, but can last up to 12 months.

In addition, because a limited number of large customers account for a significant portion of our sales, the timing of their orders can cause significant fluctuation in our quarterly operating results. A portion of our expenses for any given quarter is typically based on expected sales and if sales are below expectations in any given quarter, the negative impact on our operating results may be increased if we are unable to adjust our spending to compensate for the lower sales. Accordingly, variations in the timing of sales can cause significant fluctuation in our quarterly operating results and may result in a fall in the price of our common stock.

Our stock price may be volatile and you may not be able to resell your shares at or above the offering price.

The market price of our common stock has fluctuated widely in the past and is likely to fluctuate in the future.

Factors affecting our stock price may include:

  .  variations in operating results from quarter to quarter;

  .  changes in earning estimates by analysts;

  .  market conditions in the industry; and

  .  general economic conditions.

For example, between August 17, 1999 and August 30, 1999, the price of our common stock dropped from approximately $33.88 to $21.00 per share. Between August 30, 1999 and October 15, 1999, the price of our common stock rose from approximately $21.00 to $42.28 per share. Consequently, the current market price of our common stock may not be indicative of future market prices, and you may be unable to resell your shares of our common stock at or above the offering price.


If our international sales do not meet our expectations, then our growth may be less than expected.

Sales to customers outside of the United States represented 19% of net sales in fiscal 1997, 21% of net sales in fiscal 1998 and 11% of net sales in fiscal 1999. We expect that international sales will represent a substantial portion of our net sales in the future. Although we plan to invest resources to grow our international sales, there can be no guarantee that this investment will succeed. Our international operations are subject to a number of risks, including:

  .  spending patterns of international cable operators;

  . import and export license requirements, tariffs, taxes and other trade barriers;

  .  fluctuations in currency exchange rates;

  .  difficulty in collecting accounts receivable;

  . complying with a wide variety of foreign laws, treaties and telecommunications standards;

  .  difficulty in staffing and managing foreign operations; and

  .  political and economic instability.

We may be harmed if we are unable to adequately protect our proprietary rights.

We currently hold 16 United States patents and have a number of patent applications pending. We intend to continue to file patent applications in the future, where we believe appropriate, and to pursue such applications with United States and foreign patent authorities, but we cannot be sure that any other patents will be issued on such applications or that our patents will not be contested. Also, because issuance of a valid patent does not prevent other companies from using alternative, non-infringing technology, we cannot be sure that any of our patents will provide significant commercial protection. In addition to patent protection, we also rely on trade secrets, technical know-how, copyright and other unpatented proprietary information relating to our product development and manufacturing activities. We try to protect this information with confidentiality agreements with our employees and other parties. We cannot be sure that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or independently discovered by others.

Particular aspects of our technology could be found to infringe on the claims of other existing or future patents. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business which could prevent us from developing new products. We cannot predict the extent to which we may be required to seek licenses, or the extent to which they will be available to us on acceptable terms, if at all.

We may be harmed if we have problems with Year 2000 issues.

We have assessed the Year 2000 readiness of our computer systems and date sensitive equipment, which are comprised predominantly of third party software and hardware. We are currently assessing the Year 2000 risks associated with Convergence.com and Silicon Valley Communications. We have also contacted our principal customers, suppliers, vendors and subcontractors to ascertain their readiness for the Year 2000, and, where we believe necessary, made upgrades to our systems and equipment.

Based upon our assessments to date, we believe that the products we presently sell, and those we have installed in customers' networks in the past, are Year 2000 compliant. Undetected errors or defects may remain which could result in litigation or other unexpected costs. If we, or any of our key suppliers or customers, fail to mitigate internal or external Year 2000 risks, we may be unable to process transactions, manufacture products, send invoices or engage in similar normal business activities. We may experience additional costs and a decline in sales for an indefinite period of time, which could materially and adversely affect our business, financial condition and results of operations.

                           Forward Looking Statements

This prospectus and the documents we have filed with the Securities and Exchange Commission which we have referenced under "Where You Can Find More Information" on page 40 contain forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements include, among others, statements regarding our ability to provide complete network solutions, the demand for network integrity, the trend toward more fiber in the HFC network, global demand for our products and services and our ability to integrate Convergence.com and Silicon Valley Communications. Forward looking statements represent our judgment regarding future events. Although we believe we have a reasonable basis for these forward looking statements, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which we are not aware. Factors that could cause actual results to differ from expectations include, among others, capital spending patterns of the communications industry, our ability to develop new and enhanced products, the unsuccessful deployment of our fiber optic products in the AT&T field trial, or failure of the field trial more generally, continued industry consolidation, the development of competing technology or our ability to assimilate Convergence.com and Silicon Valley Communications. We urge you to consider the risks and uncertainties discussed under "Risk Factors" and elsewhere in this prospectus and in the other documents filed with the SEC in evaluating our forward looking statements. We have no plans to update our forward looking statements to reflect events or circumstances after the date of this prospectus.

                                Use of Proceeds

We estimate that the net proceeds from the sale of the 2,500,000 shares of common stock we are offering will be approximately $99.3 million. If the underwriters fully exercise the over-allotment option, the net proceeds will be approximately $114.3 million. For the purposes of estimating net proceeds, we have assumed a public offering price of $42.28125 per share. "Net proceeds" is what we expect to receive after we pay the underwriting discount and other estimated expenses for this offering.

We expect to use the net proceeds as follows:

  . repayment of indebtedness of $2.5 million under a term loan which bears interest at a rate of 6.14%, which at June 25, 1999 had a balance of $2.6 million;

  . repayment of approximately $8.3 million under a working capital and acquisition facility which bears interest at the LIBOR 3 month rate plus a margin ranging from 0.75% to 1.35%, approximately $3.7 million of which we have borrowed since June 25, 1999; and

  . the balance will be used for general corporate purposes, including working capital and capital expenditures.

In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses. We intend to invest the net proceeds from this offering in short-term, investment grade, interest-bearing instruments until they are used.

                                Dividend Policy

We have not paid cash dividends since our inception. We anticipate that we will retain all future earnings for use in the expansion of the business and for general corporate purposes and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future payment of dividends will be at the discretion of our board of directors and will depend upon, among other things, earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other relevant factors. Our senior credit facility prohibits the distribution of dividends without the prior written consent of the lenders.

                          Price Range of Common Stock

Our common stock started trading on the Nasdaq National Market in February 1981 under the symbol CCBL. On July 9, 1999, we changed our name from C-COR Electronics, Inc. to C-COR.net Corp. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported on the Nasdaq National Market.

                                                                High     Low
                                                              -------- --------
   Fiscal 1998:
   First Quarter............................................. $ 17.500 $  8.750
   Second Quarter............................................   18.375   13.500
   Third Quarter.............................................   16.500   12.750
   Fourth Quarter............................................   18.125   12.000
   Fiscal 1999:
   First Quarter............................................. $ 20.000 $ 10.875
   Second Quarter............................................   18.375    8.875
   Third Quarter.............................................   20.500   13.500
   Fourth Quarter............................................   32.125   16.000
   Fiscal 2000:
   First Quarter............................................. $ 39.500 $ 21.000
   Second Quarter (through October 15, 1999).................   43.750   26.625

On October 15, 1999, the last reported sale price on the Nasdaq National Market for our common stock was $42.28125 per share. On October 15, 1999, there were approximately 616 holders of record of the common stock.

                                 Capitalization

The following table presents our capitalization as of June 25, 1999 on:

  . a restated basis giving effect to our acquisitions of Convergence.com and Silicon Valley Communications pursuant to the pooling-of-interests method of accounting; and

  . as adjusted to reflect the sale of 2,500,000 shares of common stock that we are offering with this prospectus at an assumed offering price of $42.28125 per share, and the application of the proceeds, net of the estimated underwriting discount and our estimated expenses for this offering.

The total number of shares of outstanding common stock of June 25, 1999, as adjusted for this offering, excludes options to purchase 2,087,049 shares at a weighted average exercise price of $15.48 per share and warrants to purchase 616,689 shares at a weighted average exercise price of $16.23.

                                                              June 25, 1999
                                                           ---------------------
                                                           Restated  As Adjusted
                                                           --------  -----------
                                                              (In thousands)
Cash, cash equivalents and marketable securities.......... $ 5,140    $ 97,192
                                                           =======    ========
Long-term debt, less current portion...................... $ 3,708    $  1,708
Shareholders' equity:
  Preferred stock, no par; authorized 2,000,000 shares;
   issued, none...........................................      --          --
  Common stock, $0.10 par; authorized shares 24,000,000;
   issued shares of 12,761,485 restated and 15,261,485 as
   adjusted...............................................   1,276       1,526
  Additional paid-in capital .............................  44,649     143,689
  Accumulated other comprehensive loss....................     (96)        (96)
  Retained earnings.......................................  21,065      21,065
  Treasury stock at cost, shares of 600,723...............  (6,980)     (6,980)
                                                           -------    --------
    Total shareholders' equity............................  59,914     159,204
                                                           -------    --------
      Total capitalization................................ $63,622    $160,912
                                                           =======    ========

                      Selected Consolidated Financial Data

The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the fiscal years in the five-year period ended June 25, 1999, are derived from the historical Consolidated Financial Statements of C-Corp.net Corp., which financial statements have been audited by KPMG LLP, independent certified public accountants. Such historical financial statements do not appear separately herein. The restated amounts as of June 26, 1998 and June 25, 1999 and for each of the years in the three-year period ended June 25, 1999 are derived from the supplemental financial statements, which give retroactive effect to our mergers with Convergence.com Corporation on July 9, 1999 and Silicon Valley Communications, Inc. on September 17, 1999, which have been accounted for using the pooling-of-interests method of accounting. Such supplemental restated financial statements have been audited by KPMG LLP, independent certified public accountants. The supplemental restated financial statements and the report thereon are included elsewhere in this prospectus. You should read this information in conjunction with our financial statements and other financial data included elsewhere herein or incorporated by reference from our reports filed with the SEC and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                        Years Ended
                          ------------------------------------------------------------------------------
                                           Historical                                Restated
                          ------------------------------------------------  ----------------------------
                          June 30,  June 28,  June 27,  June 26,  June 25,  June 27,  June 26,  June 25,
                            1995      1996      1997      1998      1999      1997      1998      1999
                          --------  --------  --------  --------  --------  --------  --------  --------
                                           (In thousands, except per share data)
Statement of Operations
 Data:
Net sales...............  $121,269  $139,539  $131,941  $152,144  $171,281  $133,780  $154,041  $183,425
Cost and expenses:
 Cost of sales..........    88,373   104,852   104,702   117,557   129,124   106,485   121,986   138,793
 Selling and
  administrative........    15,949    15,917    15,787    15,020    16,545    18,521    19,724    27,153
 Research and product
  development...........     3,786     4,857     5,681     7,459     9,038     7,706     9,988    11,833
 Provision for
  restructuring costs...       --        --        --        625       --        --        625       --
 Interest...............       706       960       318       335       229       380       399     1,384
 Other expense
  (income), net.........      (264)     (341)     (250)      384       151      (861)       19       110
                          --------  --------  --------  --------  --------  --------  --------  --------
                           108,550   126,245   126,238   141,380   155,087   132,231   152,741   179,273
                          --------  --------  --------  --------  --------  --------  --------  --------
Income from continuing
 operations before
 income taxes...........    12,719    13,294     5,703    10,764    16,194     1,549     1,300     4,152
Income tax expense
 (benefit):
 Current................     4,977     3,875     1,298     3,564     7,130     1,299     3,565     7,133
 Deferred...............      (786)      405       148      (117)   (1,391)     (648)   (3,183)   (2,298)
                          --------  --------  --------  --------  --------  --------  --------  --------
                             4,191     4,280     1,446     3,447     5,739       651       382     4,835
                          --------  --------  --------  --------  --------  --------  --------  --------
Income (loss) from
 continuing operations..     8,528     9,014     4,257     7,317    10,455       898       918      (683)
                          --------  --------  --------  --------  --------  --------  --------  --------
Discontinued operations:
 Loss from operations
  of discontinued
  business segment, net
  of tax................      (213)   (3,095)   (6,605)      --        --     (6,605)      --        --
 Gain (loss) on
  disposal of
  discontinued business
  segment, net of tax...       --        --     (3,830)      928       397    (3,830)      928       397
                          --------  --------  --------  --------  --------  --------  --------  --------
     Net income (loss)..  $  8,315  $  5,919  $ (6,178) $  8,245  $ 10,852  $ (9,537) $  1,846  $   (286)
                          ========  ========  ========  ========  ========  ========  ========  ========
Net income (loss) per
 share - basic:
 Continuing
  operations............  $   0.91  $   0.94  $   0.45  $   0.80  $   1.15  $   0.07  $   0.08  $  (0.06)
 Discontinued
   operations:
   Loss from
   operations...........     (0.02)    (0.32)    (0.70)      --        --      (0.54)      --        --
   Gain (loss) on
    disposal............       --        --      (0.40)     0.10      0.04     (0.32)     0.08      0.04
                          --------  --------  --------  --------  --------  --------  --------  --------
     Net income (loss)..  $   0.89  $   0.62  $  (0.65) $   0.90  $   1.19  $  (0.79) $   0.16  $  (0.02)
                          ========  ========  ========  ========  ========  ========  ========  ========
Net income (loss) per
 share - diluted:
 Continuing
  operations............  $   0.86  $   0.91  $   0.44  $   0.78  $   1.10  $   0.07  $   0.07  $  (0.06)
 Discontinued
   operations:
   Loss from
   operations...........     (0.02)    (0.31)    (0.68)      --        --      (0.53)      --        --
   Gain (loss) on
    disposal............       --        --      (0.40)     0.10      0.04     (0.31)     0.08      0.04
                          --------  --------  --------  --------  --------  --------  --------  --------
     Net income (loss)..  $   0.84  $   0.60  $  (0.64) $   0.88  $   1.14  $  (0.77) $   0.15  $  (0.02)
                          ========  ========  ========  ========  ========  ========  ========  ========
Weighted average common
 shares and common share
 equivalents:
 Basic..................     9,332     9,554     9,504     9,148     9,137    12,143    11,895    12,098
 Diluted................     9,859     9,868     9,638     9,401     9,498    12,402    12,340    12,098

                                          Historical                      Restated
                         -------------------------------------------- -----------------
                         June 30, June 28, June 27, June 26, June 25, June 26, June 25,
                           1995     1996     1997     1998     1999     1998     1999
                         -------- -------- -------- -------- -------- -------- --------
                                                     (In thousands)
Balance Sheet Data:
Cash, cash equivalents
 and marketable
 securites.............. $ 1,938  $ 1,838   $  811  $ 2,669  $ 3,385  $ 3,386  $ 5,140
Working capital.........  24,442   35,452   22,745   27,313   34,381   27,584   32,246
Total assets............  85,868   77,278   71,119   75,518   93,664   84,074  102,949
Total long-term
 obligations............   2,172    8,030    7,201    6,367    4,392    6,493    4,540
Shareholders' equity....  44,725   53,317   41,678   50,190   61,327   58,660   59,914

          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations

All statements, trend analysis and other information contained in the following discussion relative to markets for our products and trends in sales, gross margin and anticipated expense levels, as well as other statements, including words such as "may," "will," "anticipate," "believe," "plan," "estimate," "expect" and "intend" and other similar expressions constitute forward looking statements. These forward looking statements are subject to business and economic risks and uncertainties, and our actual results of operations may differ materially from those contained in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as other risks and uncertainties referenced in this prospectus. The following discussion should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are part of this prospectus or incorporated here by reference to our reports filed with the SEC.

Overview

We design, manufacture and market cable network transmission products and provide services and support to information service providers. Our principal customers are cable operators who operate hybrid fiber coax networks, commonly referred to as HFC networks, for delivering video, voice and data services. Almost all of our sales have been derived from the sale of radio frequency amplifiers, commonly referred to as RF amplifiers, fiber optic nodes and technical services to cable operators that are upgrading or rebuilding their networks. With the acquisition of Silicon Valley Communications in September 1999, we broadened our product line to include end-to-end fiber optic and RF transmission equipment for cable operators continuing to upgrade their networks. With the acquisition of Convergence.com in July 1999, we broadened our service offering to include an integrated package of network management and support services.

Subsequent Events-Business Combinations. On July 9, 1999, we consummated a merger with Convergence.com, a Georgia corporation, whereby Convergence.com became our wholly owned subsidiary. The merger will enable us to offer an integrated package of network management and support services and products. The expertise of Convergence.com in enabling high-speed digital data transmission and Internet delivery over HFC networks by providing network design, activation and support services will augment our existing technical service capabilities. In the merger, each outstanding share of common stock of Convergence.com was converted into one share of our common stock, resulting in the issuance of 1,433,323 shares of our common stock. Each outstanding warrant to acquire Convergence.com common stock was converted into a warrant to acquire our common stock for an aggregate of warrants to acquire 366,930 shares of our common stock. The merger was accounted for under the pooling-of-interests method of accounting.

On September 17, 1999, we consummated a merger with Silicon Valley Communications, a California corporation, whereby Silicon Valley Communications became our wholly owned subsidiary. This acquisition will enable us to broaden and strengthen our network transmission product offering by adding advanced fiber optic products to our existing RF and fiber optic products. In particular, our product offering will be strengthened with respect to headend fiber optic equipment. As consideration in the merger, each outstanding share of common stock of Silicon Valley Communications was converted into 0.094534 shares of our common stock, resulting in the issuance of 1,545,081 shares of our common stock (subject to reduction pursuant to certain escrow arrangements). Outstanding stock options and warrants to acquire Silicon Valley Communications common stock were converted into stock options and warrants to acquire our common stock using the same conversion ratio (with appropriate adjustment to the exercise price) for an aggregate of stock options and warrants to acquire 383,844 shares of our common stock. The merger was accounted for under the pooling-of-interests method of accounting.

We anticipate recording a one-time charge related to the business combinations in the first quarter of fiscal year 2000. The one-time charge will include the transaction costs, as well as employee severance payments and write-off of assets related to existing fiber optic products that will become redundant as a result of the acquisition of Silicon Valley Communications.

Pooling-of-Interests Accounting. Both of our recent mergers were accounted for using the pooling-of-interests method. This method requires that historical financial results of the merged companies be combined and presented as if the companies had always operated as one entity. Accordingly, our financial statements are presented on a restated combined basis as if the mergers had occurred on June 28, 1996 although they are not necessarily indicative of the results that would have occurred if the three companies had actually been one entity during fiscal 1997, 1998 and 1999.

On an historical, separate company basis, our income from continuing operations grew from $4.3 million in fiscal 1997 to $7.3 million in fiscal 1998 and to $10.5 million in fiscal 1999. However, during this period both Convergence.com and Silicon Valley Communications were investing in technology and capability development and incurred net losses. Thus, on a combined basis our financial statements reflect significantly reduced income from continuing operations in fiscal 1997 and fiscal 1998 and a net loss from continuing operations in fiscal 1999. In addition to the investment in technology and capability development that occurred during this period, these results reflect operating expenses for three separate companies that were higher than those that likely would have been incurred if the three companies were actually one entity during this period. For example, sales and administrative staffs could have been reduced to avoid duplicative efforts.

Results of Discontinued Operations. On July 10, 1997, we announced the discontinuation of our Digital Fiber Optics Transmission Products segment located in Fremont, California through a nine-month wind-down process. Anticipated wind-down costs were recorded as a loss on disposal of the discontinued segment in the results of discontinued operations for fiscal 1997. We completed the wind-down of this operation in March 1998. A gain on disposal of the discontinued business segment of $397,000, net of tax expense, was recorded in fiscal 1999. This compared to a gain on disposal of the discontinued business segment for fiscal 1998 of $928,000, which included a net tax benefit. The gains in fiscal 1999 and 1998 represented adjustments of the estimated loss on the disposal of the business segment of $3.8 million, net of tax recorded in fiscal 1997. The gain in fiscal 1999 resulted primarily from settlement of certain warranty claims. In fiscal 1998, the gain was derived primarily from higher than anticipated proceeds associated with the disposal of assets, primarily inventory, and lower than anticipated operating costs from the measurement date to the disposal date.

The after-tax loss from operations of the discontinued business segment was $6.6 million for fiscal 1997, which was primarily attributable to increased warranty costs of $3.3 million and an impairment loss on goodwill of $571,000.

Recent Developments

On October 20, 1999, we announced preliminary unaudited results for the quarter ended September 24, 1999. These results give effect to the recent mergers as if they had occurred at the beginning of the quarter as required under pooling-of-interests accounting. For the quarter, our net sales increased 85.9% to $64.5 million from $34.7 million for the quarter ended September 25, 1998. Operating income from continuing operations for the quarter ended September 24, 1999, before one-time acquisition charges, was $5.9 million compared to an operating loss from continuing operations of $618,000 in the quarter ended September 25, 1998. Net income from continuing operations for the quarter ended September 24, 1999, before one-time acquisition charges, was $3.1 million compared to a net loss from continuing operations of $1.1 million in the quarter ended September 25, 1998. Earnings from continuing operations per diluted share for the quarter ended September 24, 1999, before one-time acquisition charges, were $0.24 compared to a loss from continuing operations per diluted share of $0.09 in the quarter ended September 25, 1998.

In the quarter ended September 24, 1999, we recorded a one-time charge of $3.7 million ($3.1 million after tax or $0.24 per fully diluted share) in connection with the acquisitions of Convergence.com and Silicon Valley Communications. This charge included transaction costs, as well as employee severance payments and a write-off of assets related to existing fiber optic products that have become obsolete and were replaced by the Silicon Valley Communications product line. After taking the one-time charge into account, our net income from continuing operations for the quarter ended September 24, 1999 was $19,000 compared to a net loss of $1.1 million on a pooled restated basis in the fiscal quarter ended September 25, 1998.

Results of Operations

Our consolidated statements of operations for continuing operations for the fiscal years ended June 27, 1997, June 26, 1998 and June 25, 1999 as a percentage of net sales, on an historical separate company and restated basis, are as follows:

                                               Years Ended
                          -----------------------------------------------------
                                  Historical                  Restated
                          -------------------------- --------------------------
                          June 27, June 26, June 25, June 27, June 26, June 25,
                            1997     1998     1999     1997     1998     1999
                          -------- -------- -------- -------- -------- --------
Net sales...............   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of sales...........    79.4     77.3     75.4     79.6     79.2     75.7
                           -----    -----    -----    -----    -----    -----
Gross margin ...........    20.6     22.7     24.6     20.4     20.8     24.3
Operating expenses:
  Selling and adminis-
   trative..............    12.0      9.9      9.7     13.8     12.8     14.8
  Research and product
   development..........     4.3      4.9      5.3      5.8      6.5      6.5
  Provision for restruc-
   turing costs.........      --      0.4       --       --      0.4       --
                           -----    -----    -----    -----    -----    -----
    Total operating ex-
     penses.............    16.3     15.2     15.0     19.6     19.7     21.3
Income from continuing
 operations.............     4.3      7.5      9.6      0.8      1.1      3.0
Interest and other ex-
 pense (income), net....      --      0.5      0.2     (0.4)     0.3      0.8
                           -----    -----    -----    -----    -----    -----
Income before income
 taxes..................     4.3      7.0      9.4      1.2      0.8      2.2
Provision for income
 taxes..................     1.1      2.2      3.3      0.5      0.2      2.6
                           -----    -----    -----    -----    -----    -----
Net income (loss) from
 continuing operations..     3.2%     4.8%     6.1%     0.7%     0.6%   (0.4)%
                           =====    =====    =====    =====    =====    =====

The effect of the acquisitions on restated historical results is a slight reduction in gross margins and significant reductions in operating and net after-tax margins. Operating expenses as a percentage of sales increase by four to six percentage points when the historical financial results of the three companies are combined. This increase reflects the cost of the separate corporate offices and sales organizations of the three companies, as well as the investment in research and product development at Silicon Valley Communications.

Restated Fiscal Years Ended June 25, 1999, June 26, 1998 and June 27, 1997

Net Sales. Net sales increased 19.1% to $183.4 million in fiscal 1999 from $154.0 million in fiscal 1998. The increase in sales was primarily attributable to increased capital spending for cable network transmission equipment by domestic cable operators and from increased sales of technical services related to design, activation and support of cable networks. Net sales increased 15.1% to $154.0 million in fiscal 1998 from $133.8 million in fiscal 1997. The increase in sales was a result of increased demand for HFC equipment, as well as technical services to both domestic and international customers, primarily to cable operators.

Domestic sales increased by 35.0% to $163.9 million in fiscal 1999 from $121.4 million in fiscal 1998. Domestic sales increased 12.7% to $121.4 million in fiscal 1998 from $107.7 million in fiscal 1997. Domestic sales of HFC network transmission equipment and related services increased in fiscal 1999 and fiscal 1998 as a result of domestic cable operators continuing to upgrade and rebuild their systems. Total domestic sales were 89.4% of consolidated net sales in fiscal 1999, 78.8% in fiscal 1998 and 80.5% in fiscal 1997.

Convergence.com contributed $6.6 million to domestic sales in fiscal 1999, $1.1 million in fiscal 1998 and $889,000 in fiscal 1997. The growth in sales reflected cable operators' increasing demand for network management products and services. Silicon Valley Communications contributed $5.1 million to domestic sales in fiscal 1999, $12,000 in fiscal 1998 and $49,000 in fiscal 1997. The increase in domestic sales was based on the introduction of a new product line of fiber optic equipment designed for cable networks.

International sales decreased 40.4% to $19.5 million in fiscal 1999 from $32.7 million in fiscal 1998. The decrease primarily reflected weaker sales in all international markets, with the exception of Asia. International sales increased 25.3% to $32.7 million in fiscal 1998 from $26.1 million in fiscal 1997, resulting primarily from increased sales to Canada, Europe and Latin America. We expect international markets will represent a substantial portion of our sales base, but we believe demand will continue to be highly variable. Our total international sales were 10.6% of consolidated net sales in fiscal 1999, 21.2% in fiscal 1998 and 19.5% in fiscal 1997.

Convergence.com contributed $17,000 to international sales in fiscal 1999, $154,000 in fiscal 1998 and $215,000 in fiscal 1997. Silicon Valley Communications contributed $350,000 to international sales in fiscal 1999 and $609,000 in fiscal 1998. The decrease in international sales primarily reflected the phasing out of a transmission equipment product line that had been designed principally for the Asian market.


Gross Margin. Gross margin was 24.3% in fiscal 1999, 20.8% in fiscal 1998 and 20.4% in fiscal 1997. Reductions in material costs, changes in customer and product mix, lower manufacturing costs resulting from our operation in Mexico and efficiencies resulting from higher production volume and manufacturing automation initiatives contributed to the increase in the gross margin in fiscal 1999 compared to fiscal 1998. The gross margin increase in fiscal 1998 compared to fiscal 1997 was primarily attributable to material cost reductions, changes in customer and product mix, and efficiencies resulting from higher production volumes.

Silicon Valley Communications' gross margin was 12.6% in fiscal 1999. In fiscal 1998, Silicon Valley Communications incurred cost of sales of $3.3 million on sales of $621,000. This large cost of sales was primarily attributable to an inventory write-off due to obsolescence. Convergence.com's gross margin was 26.9% in fiscal 1999, 10.8% in fiscal 1998 and 35.9% in fiscal 1997.

Selling and Administrative. Selling and administrative expenses were $27.2 million (14.8% of net sales) in fiscal 1999, $19.7 million (12.8% of net sales) in fiscal 1998 and $18.5 million (13.8% of net sales) in fiscal 1997. The increase in selling and administrative expenses in fiscal 1999 was due primarily to various selling and administrative costs to support higher sales volumes, including personnel costs associated with expansion of our offering of technical services. In addition, Silicon Valley Communications expanded its domestic sales force in conjunction with introducing a new product line of fiber optic equipment designed for use in cable networks. Silicon Valley Communications also added to its administrative and management headcount to handle growing sales volume. Convergence.com increased selling and administrative expenses in fiscal 1999 as its sales volume grew. The increase in selling and administrative expenses for fiscal 1998 was due to an expected rise in demand for Silicon Valley Communications' and Convergence.com's products and services. The increase in expenses at Silicon Valley Communications and Convergence.com was partially offset by a decrease of expenditures at preacquisition C-COR.net resulting from reconfiguration of our worldwide sales territories and the consolidation of our sales organization implemented in the fourth quarter of fiscal 1997. We anticipate increased selling and administrative expenses in fiscal 2000, although these expenses may vary as a percentage of net sales.

Silicon Valley Communications incurred selling and administrative expenses of $6.3 million in fiscal 1999 and $3.0 million in fiscal 1998. Convergence.com incurred selling and administrative expenses of $4.3 million in fiscal 1999, $1.7 million in fiscal 1998 and $838,000 in fiscal 1997.

Research and Product Development. Research and product development expenses were $11.8 million (6.5% of net sales) in fiscal 1999, $10.0 million (6.5% of net sales) in fiscal 1998 and $7.7 million (5.8% of net sales) in fiscal 1997. The increase in research and product development expenses in fiscal 1999 was primarily due to our continued investment in new products and technologies. The increased expenditures resulted from higher personnel costs and additional expenses primarily for development of fiber optic and network management products, including continued development of our CNM System 2 software. We anticipate increased research and product development expenditures in fiscal 2000 related to ongoing initiatives, although these expenses may vary as a percentage of net sales.

Silicon Valley Communications incurred research and product development expenses of $2.8 million in fiscal 1999 and $2.5 million in fiscal 1998. Convergence.com did not classify any costs as research and product development during these fiscal years.

Provision for Restructuring Costs. In fiscal 1998, we recorded a restructuring charge of $625,000 related to our decision on June 25, 1998, to close our manufacturing plant located in Reedsville, Pennsylvania in order to reduce costs and improve productivity and asset utilization. The restructuring charge represented salaries and benefits for approximately 143 employees affected by the plant closing.

Interest and Other Expense (Income), Net. Interest expense was $1.4 million in fiscal 1999, $399,000 in fiscal 1998 and $380,000 in fiscal 1997. The increase in interest expense in fiscal 1999 resulted from increased borrowing at Silicon Valley Communications and the amortization of the fair market value of warrants issued by Silicon Valley Communications in conjunction with obtaining financing. This amortization resulted in $911,000 in interest expense in fiscal 1999.

Other expense was $110,000 in fiscal 1999 and $19,000 in fiscal 1998 and other income was $861,000 in fiscal 1997. The increased expense in fiscal 1999 resulted from a reduction in investment income for Silicon Valley Communications partially offset by greater investment income and lower foreign currency transaction losses for historical C-COR.net. The increased expense in fiscal 1998 resulted from costs accrued in relation to the settlement of certain litigation and foreign exchange losses resulting primarily from the weakened Canadian dollar as well as reduction in investment income for Silicon Valley Communications.

Income Taxes. Our effective income tax rate was 116.5% in fiscal 1999, 29.4% in fiscal 1998 and 42.0% in fiscal 1997. The higher effective tax rate for fiscal 1999 resulted from a limited tax benefit from the operating losses at Silicon Valley Communications and Convergence.com, and reduced tax benefits from our Foreign Sales Corporation and higher state income taxes. The lower effective tax rate for fiscal 1998 resulted from tax benefits of approximately $3.1 million resulting from the operating losses at Silicon Valley Communications and Convergence.com. In addition, fluctuations in the effective income tax rate from period to period reflect changes in permanent non-deductible amounts, the relative profitability related to both domestic and international operations and differences in statutory rates. For fiscal years after fiscal 1999, we expect to have an effective annual tax rate that approximates statutory rates.

Quarterly Operating Results

The following are our consolidated quarterly operating results from continuing operations in dollar amounts and as a percentage of net sales for the periods indicated after giving retroactive effect to the mergers with Convergence.com and Silicon Valley Communications. This data is derived, in part, from our annual and quarterly consolidated financial statements which are incorporated into this prospectus by reference. In our opinion, the quarterly financial information has been prepared on the same basis as our annual financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial results. Results of operations for previous quarters are not necessarily indicative of results for future quarters. The following discussion is qualified by the more detailed discussion of the quarterly results contained in our quarterly filings. Such filings do not include the results of Convergence.com and Silicon Valley Communications.

                                                         Three Months Ended
                               ------------------------------------------------------------------------------------
                                           Fiscal 1998                                Fiscal 1999
                               -----------------------------------------   ----------------------------------------
                               Sep. 27,   Dec. 27,   Mar. 27,   Jun. 26,   Sep. 25,   Dec 25,   Mar. 26,   Jun. 25,
                                 1997       1997       1998       1998       1998      1998       1999       1999
                               --------   --------   --------   --------   --------   -------   --------   --------
                                                           (In thousands)
Statement of Operations Data:
Net sales....................  $37,559    $37,758    $40,607    $38,117    $34,654    $39,651   $47,291    $61,829
Cost of sales................   29,225     29,801     32,289     30,671     27,128     30,052    36,413     45,200
                               -------    -------    -------    -------    -------    -------   -------    -------
Gross profit.................    8,334      7,957      8,318      7,446      7,526      9,599    10,878     16,629
Operating expenses:
 Selling and administrative..    4,126      4,873      5,072      5,653      5,355      6,484     6,511      8,803
 Research and product
  development................    2,366      2,175      2,319      3,128      2,789      3,172     2,480      3,392
 Provision for restructuring
  costs......................      --         --         --         625        --         --        --         --
                               -------    -------    -------    -------    -------    -------   -------    -------
 Total operating expenses....    6,492      7,048      7,391      9,406      8,144      9,656     8,991     12,195
                               -------    -------    -------    -------    -------    -------   -------    -------
Operating income (loss)......    1,842        909        927     (1,960)      (618)       (57)    1,887      4,434
Interest and other expense
 (income), net...............      273        151        (52)        46         27        244        58      1,165
                               -------    -------    -------    -------    -------    -------   -------    -------
Income (loss) from continuing
 operations before income
 taxes.......................    1,569        758        979     (2,006)      (645)      (301)    1,829      3,269
Provision for income tax
 expense (benefit)...........      394         86        132       (230)       471        691     1,241      2,432
                               -------    -------    -------    -------    -------    -------   -------    -------
Income (loss) from continuing
 operations..................  $ 1,175    $   672    $   847    $(1,776)   $(1,116)   $  (992)  $   588    $   837
                               =======    =======    =======    =======    =======    =======   =======    =======
                                                         Three Months Ended
                               ------------------------------------------------------------------------------------
                                           Fiscal 1998                                Fiscal 1999
                               -----------------------------------------   ----------------------------------------
                               Sep. 27,   Dec. 27,   Mar. 27,   Jun. 26,   Sep. 25,   Dec 25,   Mar. 26,   Jun. 25,
                                 1997       1997       1998       1998       1998      1998       1999       1999
                               --------   --------   --------   --------   --------   -------   --------   --------
Net sales....................    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %    100.0 %   100.0 %    100.0 %
Cost of sales................     77.8       78.9       79.5       80.5       78.3       75.8      77.0       73.1
                               -------    -------    -------    -------    -------    -------   -------    -------
Gross margin.................     22.2       21.1       20.5       19.5       21.7       24.2      23.0       26.9
Operating expenses:
 Selling and administrative..     11.0       12.9       12.5       14.8       15.4       16.4      13.8       14.2
 Research and product
  development................      6.3        5.8        5.7        8.2        8.0        8.0       5.3        5.5
 Provision for restructuring
  costs......................      --         --         --         1.6        --         --        --         --
                               -------    -------    -------    -------    -------    -------   -------    -------
 Total operating expenses....     17.3       18.7       18.2       24.6       23.4       24.4      19.1       19.7
                               -------    -------    -------    -------    -------    -------   -------    -------
Operating income (loss)......      4.9        2.4        2.3       (5.1)      (1.7)      (0.2)      3.9        7.2
Interest and other expense
 (income), net...............      0.7        0.4       (0.1)       0.1        0.1        0.6       0.1        1.9
                               -------    -------    -------    -------    -------    -------   -------    -------
Income (loss) from continuing
 operations before income
 taxes.......................      4.2        2.0        2.4       (5.2)      (1.8)      (0.8)      3.8        5.3
Income tax expense
 (benefit)...................      1.1        0.2        0.3       (0.6)       1.4        1.7       2.6        3.9
                               -------    -------    -------    -------    -------    -------   -------    -------
Income (loss) from continuing
 operations..................      3.1 %      1.8 %      2.1 %     (4.6)%     (3.2)%     (2.5)%     1.2 %      1.4 %
                               =======    =======    =======    =======    =======    =======   =======    =======

Our net sales increased in each consecutive quarter of fiscal 1999 as a result of increased demand for our HFC transmission products and network management services. In each of the second through fourth quarters, we received orders in excess of $50 million. In the second quarter we initiated actions to increase our production capacity, including ordering additional manufacturing equipment, automating certain parts of the manufacturing process to alleviate production bottlenecks and hiring additional manufacturing employees. These actions allowed us to increase our production capacity and shipments in the third and fourth quarters. The large increase in net sales in the fourth quarter reflected growth in our services business as well as increased shipments of fiber optic products and expanded production capacity for building RF amplifiers.

Gross margins improved sequentially in fiscal 1999 with the exception of the third quarter. The dip in the third quarter was caused by additional costs incurred to increase manufacturing capacity and expand capacity in the services business. The improvement in gross margin in the fourth quarter reflected operating leverage from the increased sales volume, increased production from our Mexico facility, improved pricing from our suppliers and the benefit of manufacturing automation initiatives.

Selling and administrative costs increased in the fourth quarter as a result of many factors including higher sales commissions related to the higher sales level and an expansion of the sales and marketing force at Silicon Valley Communications.

Interest and other expense increased in the fourth quarter mainly as a result of the amortization of the fair market value of warrants issued by Silicon Valley Communications in connection with obtaining financing. Of the total fair market value of $1.3 million, $911,000 was amortized in the fourth quarter.

Liquidity and Capital Resources

As of June 25, 1999, cash and cash equivalents totaled $4.7 million up from $3.0 million at June 26, 1998. Net cash and cash equivalents provided by operating activities were $4.5 million in fiscal 1999, $7.1 million in fiscal 1998 and $4.7 million in fiscal 1997. The decrease in cash provided by operating activities from fiscal 1998 to fiscal 1999 was primarily due to the losses generated by Convergence.com and Silicon Valley Communications. The improvement in cash provided by operating activities from fiscal 1997 to fiscal 1998 was primarily due to operations discontinued in 1997.

Net cash used in investing activities was $6.1 million in fiscal 1999, $11.5 million in fiscal 1998 and $8.2 million in fiscal 1997. The increased cash used in investing activities in fiscal 1998 was due primarily to higher purchases and replacements of property, plant and equipment to expand and automate manufacturing operations, including the start-up of our manufacturing operation in Tijuana, Mexico, as well as a loan to an affiliate by Silicon Valley Communications. The decrease in cash used in investing activities in fiscal 1999 was due primarily to the repayment of the loan.

Net cash generated from financing activities totaled $3.3 million in fiscal 1999, compared to net cash used of $1.4 million in fiscal 1998 and net cash generated of $10.6 million in fiscal 1997. The increase in net cash generated from financings from fiscal 1998 to fiscal 1999 was primarily due to proceeds from loans received by Silicon Valley Communications. The decrease in net cash generated from fiscal 1997 to fiscal 1998 was primarily due to the issuance of preferred stock by Silicon Valley Communications in fiscal 1997. This amount was offset by our repurchase of 500,000 shares of our common stock for $5.8 million in fiscal 1997 under a stock repurchase program adopted in December 1996.

During fiscal 1998 and 1999 we had a line of credit which was committed through December 31, 1999. On August 9, 1999, we entered into a new credit agreement established with three banks under which we may borrow up to $70.0 million for working capital, strategic acquisitions and investments. Borrowing on this facility is unsecured, subject to a negative pledge on all business assets, and we are required to maintain certain financial ratios and meet certain indebtedness tests.

We anticipate that significant future uses of cash will include increased working capital due to sales growth, capital expenditures, additional investment in the infrastructure and technology required for network management services and investment required to expand our international business. We believe that the proceeds from this offering, operating cash flow, and our $70.0 million line of credit agreement, will be adequate to provide for all operating cash requirements for the next 12 to 24 months, subject to requirements that additional growth or strategic development might dictate.

Year 2000 Readiness Disclosure

We are aware of the issues associated with the limitations of the programming code in many existing computer systems, whereby the computer systems may not properly recognize or process date-sensitive information as the Year 2000 approaches. Our date-sensitive systems include test equipment, computer systems embedded in production equipment, products containing computer systems, business data processing systems, production management and planning systems, and personal computers. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

During fiscal 1999, our Year 2000 project team (consisting of representatives from our information technology, finance, manufacturing, product development, quality assurance, and sales and marketing departments) completed its assessment of our internal date-sensitive equipment to determine Year 2000 compliance. As of June 25, 1999, prior to the acquisitions of Convergence.com and Silicon Valley Communications, we concluded that approximately 7% of our date-sensitive equipment was non-compliant. Most of these non-compliant items can and will be upgraded to be compliant before January 1, 2000 at minimal cost. The non-compliant hardware and software were determined not to be in critical systems.

As a result of the mergers consummated with Convergence.com on July 9, 1999 and with Silicon Valley Communications on September 17, 1999, we are in the process of assessing each of Convergence.com's and Silicon Valley Communications' Year 2000 initiatives. We will focus on the compliance attainment efforts of their customers and suppliers and Convergence.com's and Silicon Valley Communications's internal date-sensitive equipment. This activity is expected to last into the second quarter of fiscal 2000. Our preliminary assessment is that the Year 2000 costs associated with these mergers will be minimal.

At this time, all critical systems have been designated compliant by their manufacturers. To verify manufacturers' assertions, we developed a testing plan for our critical systems and began compliance testing during the third quarter of fiscal 1999. We have completed compliance testing, other than our payroll system, which we anticipate completing early in the second quarter of fiscal 2000. At this time, there are no exceptions identified with these manufacturers' assertions.

Throughout fiscal 1999, we corresponded with our principal customers, suppliers, vendors and subcontractors to ascertain their readiness for the Year 2000 and requested assurances that they are addressing the Year 2000 issue. These actions were intended to help mitigate the possible external impact of Year 2000 issues. However, we are unable to fully assess the potential consequences in the event of unforeseen compliance issues with the systems operated by our customers, suppliers, vendors or subcontractors.

We have assessed our products presently being sold and those installed in customers' networks. Only our network management system has inherent software embedded in it and we have assessed our network management software and firmware, both present and previously sold versions, and found them to be Year 2000 compliant.

Based on our assessment to date, we believe we will not experience any material disruption as a result of Year 2000 problems with our internal financial, manufacturing and other computer systems. Our most reasonably likely worst case scenario would be disruption of our operations and lost revenues as a result of non-compliance of our systems and those operated by our customers, suppliers, vendors and subcontractors. We have established a contingency plan detailing how we will operate under this scenario. This plan will be refined during the first and second quarters of fiscal 2000, but includes provisions for increasing production and inventory levels, altering third-party business relationships, if necessary, ensuring adequate financial and personnel resources exist to adequately remedy problems as soon as detected, and other contingency efforts.

While the total estimated cost of assessing Year 2000 issues is difficult to predict with accuracy, based on our evaluation and assessment thus far, we estimate that our total costs will not exceed $500,000 and should not have a material adverse impact on our operating results or financial condition. However, Year 2000 issues could have a significant impact on our operations and our financial results if modifications cannot be completed on a timely basis, if unforeseen needs or problems arise, or if there are unforeseen compliance problems with the systems operated by our customers, suppliers, vendors or subcontractors. Moreover, the change to the Year 2000 may negatively impact our customers or the cable television industry as a whole, causing reduced demand and market disruption in anticipation of, or following, the start of the Year 2000.

Recent Accounting Changes

In fiscal 1999, we adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" or Statement 130, which was effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for reporting and classifying components of comprehensive income in the financial statements and requires that the accumulated balance of other comprehensive income be displayed separately from retained earnings and additional paid-in-capital in the equity section of the financial statements. In addition, we also adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" or Statement 131, which was effective for fiscal years beginning after December 15, 1997. This Statement establishes standards for providing disclosures related to products and services, geographic area and major customers. Implementation of these Statements did not have a material effect on our consolidated financial statements.

In 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" or Statement 133, which was effective for fiscal years beginning after June 15, 1999. In July 1999, the FASB announced it was delaying the effective date of Statement 133 for one year to fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. We anticipate adopting this Statement in our fiscal 2001 consolidated financial statements as required. Implementation of this Statement is not expected to have a material effect on our consolidated financial statements.

                                    Business

Overview

We design, manufacture and market cable network transmission products and provide services and support to cable network operators. Our customers include the largest cable operators in the United States, such as Time Warner and AT&T, many of the smaller domestic cable operators and several large international cable operators. Our customers primarily operate hybrid fiber coax networks, commonly referred to as HFC networks, for delivering video, voice and data services. We offer a comprehensive range of products, including radio frequency amplifiers, or RF amplifiers, and fiber optic components for the cable headend, node and RF plant. Our services focus on enabling reliable, high-speed, broadband communications over HFC networks, and include network design, activation, optimization, management and maintenance. Our core business strategy is to leverage our over 45 year reputation for quality and service, our strong customer relationships and our extensive installed base of transmission equipment to provide a broad line of flexible, reliable and cost effective network products and service solutions.

Industry Background

Cable networks consist of a headend where information is received from a satellite, Internet gateway or telephony network, a transmission infrastructure that distributes the signal throughout the network and connections from the transmission network to the subscribers. Historically, these systems offered one-way only video service. Recently, the cable industry, like other segments of the communications industry, has been undergoing substantial change as a result of:

  . deregulation that allows competition among communications companies, including wireline and wireless telephone companies and cable operators, for communications services;

  . demand by consumers for two-way, high-speed broadband communications to accommodate Internet, telephony and other new information services; and

  . the desire to customize services for specific customers, which requires flexible and easy to configure networks.

For the cable industry, these factors are resulting in:

  . upgrades to existing cable networks to provide two-way, interactive broadband services which will allow cable operators to compete against other broadband communications technologies, including dense wave division multiplexing, commonly referred to as DWDM, digital subscriber line, or DSL, and local multipoint distribution service, commonly known as LMDS;

  .  greater utilization of fiber optic technology in the cable network;

  .  consolidation among cable operators;

  .  investments in cable operators by non-cable operators; and

  .  increased demand for more flexible and reliable cable networks.

Cable Operators are Upgrading their Systems. High-speed, two-way voice, video and data transmission has been limited by the existing cable network, which was originally designed for one-way analog video signals. Recently, cable operators worldwide have begun upgrading their existing networks to offer high-speed, two-way broadband digital transmission for new interactive services, such as always-on Internet, telephony, video-on-demand and digital television. Major upgrade activities include:

  .  expanding downstream bandwidth from 550 MHz up to either 750 MHz or 860
     MHz;

  . introducing and upgrading return path capabilities for two-way communications; and

  . increasing the number of optical nodes in the network to reduce the number of homes served by each node, thereby increasing available bandwidth in both directions.

Paul Kagan Associates estimates that in 1999 only 26% of the worldwide cable plant is two-way capable, but that by 2002, 53% of the worldwide cable plant will be two-way capable, as measured by the number of homes served by cable plant. In the United States, where the upgrade of HFC networks to increase bandwidth and to make them capable of two-way transmission has begun, these networks require advanced return path equipment for transmission of voice and data from the subscriber to the headend to accommodate the interactive nature of telephony and Internet services. In addition, the growth of telephony and Internet service will require extending fiber further in the network and increasing the amount of fiber optic equipment in an HFC network. Current network system designs have fiber optic nodes that serve 500 to 3,000 homes. Reliable delivery of telephony and data services to large numbers of subscribers may require fiber optic nodes that serve only 50 to 250 homes.

Consolidation in the Cable Television Industry. Until recently, many cable operators have been slow to upgrade their networks due to capital constraints and the need to achieve significant economies of scale to support the required capital expenditures. Major cable operators are achieving economies of scale by increasing the size of their cable systems through cable system exchanges and the acquisition of smaller cable operators and independent operators. We believe that consolidation of cable operators is substantially complete thereby allowing them to focus on upgrading their systems.

Investments in Cable Operators by Non-Cable Operators. Recently, computer and telephone companies have made substantial investments in cable operators in order to compete for the ability to provide both new and existing services. We believe these investments have increased the available capital for cable network upgrades and have further validated the HFC network system design as a competitive broadband medium. Some examples of these investments include:

  .  in 1997, Microsoft invested $1 billion in Comcast;


  . in 1998, Paul Allen purchased a controlling interest in Marcus Cable for $2.8 billion and acquired Charter Communications for $4.5 billion; and

  . in 1999, AT&T completed the acquisition of TCI for approximately $60 billion and announced the acquisition of MediaOne for approximately $58 billion.

Network Integrity Required. Cable operators will need to increase network integrity to address consumer demands for reliability arising from:

  .  the increased size, complexity and traffic over cable networks; and

  . new communications services such as telephony, electronic commerce and Internet access which involve the consistent delivery of more critical information than traditional entertainment services.

We believe that cable operators will need to substantially increase their investment in high quality, value added network services, such as comprehensive network design, activation, Internet enablement, advice on system upgrades and cable modems, proactive performance management and 24 hours a day, 7 days a week customer support. Given the complexity and cost to implement these services, we believe that this will lead to more third-party outsourcing for these services.

Strategy

We have been providing HFC transmission products and services to cable operators for over 45 years. Our customers include the largest cable operators in the United States, many of the smaller domestic cable operators and several large international cable operators. Our core business strategy is to leverage our over 45 year reputation for quality and service, our strong customer relationships and our extensive installed base of cable network transmission equipment to provide a full line of flexible, reliable and cost-effective network solutions. We are seeking to implement this strategy through both internal development of new products and services as well as acquisitions. Specific aspects of our strategy include:

Providing a Comprehensive HFC Network Product Line. We offer a full range of fiber optic and electronic equipment to transmit signals in both directions over HFC networks from "the headend to the curb." We have undertaken several initiatives to broaden our product line to capture the additional investment being made by cable operators. First, in December 1998, we introduced our NAVICOR family of optical node products.

Second, in July 1999, we acquired Convergence.com, which allows us to resell headend and network equipment such as servers, routers and cable modem termination systems that are required to transmit high speed data across cable networks. Third, in September 1999, we acquired Silicon Valley Communications, which added a broad complement of advanced fiber optic headend equipment and optical transmitters and receivers. We have delivered these new products to enable next generation, fiber rich, two-way HFC networks such as those being deployed in field trial by AT&T in Salt Lake City.

We expect the next major wave of upgrade activity in the United States will focus on adding fiber optic nodes to the network to reduce the number of homes served by a node from between 500 to 3,000 homes to between 50 to 250 homes. We believe future node size reduction will be achieved by using separate transmitters to feed nodes, using dense wave division multiplexing, or DWDM, to add dedicated signals to individual nodes, adding reverse path transmitters, segmenting multi-output nodes or upgrading existing amplifiers into nodes. We supply products for all of these upgrades.

Leveraging Extensive Installed Base of Equipment for Upgrade and Rebuild
Sales. We intend to leverage our large installed base of transmission equipment in our customers' networks through upgrades, rebuilds and node size reductions. Over the past four years we have shipped approximately one million RF amplifiers. We provide a more cost effective upgrade path for our customers due to our ability to upgrade existing components for our installed product base rather than requiring our customers to purchase all new equipment. As our customers continue to upgrade their networks, we believe that this path will provide us with a competitive advantage in providing this equipment.

Providing Next Generation Network Management Services to Enhance Network Integrity. The requirement for HFC network integrity and reliability has become much greater as traffic and complexity have grown and as networks become increasingly used for critical communications such as telephony and electronic commerce. However, current approaches to managing HFC networks focus on monitoring limited, individual elements of the network such as the cable modem or power supplies. Through our network management software and Network Operations Center, we can provide a comprehensive, proactive view of the network from the set top box and/or cable modem to the headend. We intend to continue developing our network management services to address the various types of equipment and the unique characteristics of the different information types that will be delivered over future HFC networks.

Delivering Total Network Solutions to Meet Cable Operators' Emerging Broadband Needs. We believe that we are able to offer a broad network solution to cable operators by delivering both a comprehensive line of equipment and the network services that cable operators require across the entire HFC network. We are able to design the network to enhance reliability, deliver the equipment and software, furnish installation and activation services, and provide ongoing network management and support services.

Increasing International Sales. We currently supply products and services to a number of large international customers, including cable operators in Canada, Europe, Asia and Latin America. We intend to invest in further developing our international distribution channels and in providing localized versions of our products. With our broadened product and service offering, we intend to supply comprehensive network solutions to these and other operators in various international markets who generally prefer to purchase products and services from suppliers offering a more complete product line.

HFC Products

An HFC network connects a central information source, typically referred to as the headend, to individual residential users through a physical plant of fiber optic and coaxial cables, and a variety of electrical and fiber optic devices that transmit, receive, modulate and amplify the signals as they move through the network. A typical HFC network consists of three major segments: the headend, the node and the RF plant. We offer a comprehensive range of products for each of these segments.

Headend Equipment

The headend receives information from a satellite transmission, Internet gateway, telephony network or other source and converts this information to laser modulated optical signals for transmission across the network. Larger networks feature both primary headends and a series of secondary headends or hubs. We offer a broad range of headend equipment that features advanced technology such as dense wave division multiplexing, DWDM, which allows multiple signal wavelengths to be transmitted on one fiber across the network.

Nodes

The general function of the node in the HFC network is to convert information from optical signals to RF signals for distribution to the home. Our NAVICOR family of node products are upgradeable, scalable, modular and fully integrated with our RF amplifiers. These features allow RF amplifiers to be upgraded to nodes and simple nodes to be upgraded to telecommunication nodes with narrowcasting and redundant configurations. Narrowcasting refers to customizing content for certain subscribers by dedicating fibers or wavelengths to that content. We designed the optical components of the nodes to fit into the lid, or cover, of the amplifier housing so that upgrades from amplifiers to nodes are easily accomplished by replacing the lid. Recently, we introduced a new family of fiber optic nodes, the MuxNode and the MiniNode, that are used in networks designed for node sizes of 50 to 250 homes.

RF Plant

The RF plant comprises products that transmit information between nodes and subscribers. These products are essentially RF amplifiers that come in various configurations such as trunks, bridgers and line extenders. A trunk amplifier handles a large amount of information in a network when the node size is greater than 500 homes. A bridger amplifier splits the signal to send it to a greater number of destinations. Line extenders move the information to the home.

The following table summarizes our major products and their primary functions and features:


     Network
     Segment            Our Products                          Functions and Features
-----------------------------------------------------------------------------------------------------
  Headend        Universal Chassis           .  houses components of the headend equipment
                                             .  features modular, one and three rack unit design
                                             .  compact design maximizes limited headend rack
                                                space
              ---------------------------------------------------------------------------------------
                 1310nm and 1550nm           .  convert RF signals to laser-modulated optical
                 Transmitters                   signals
                                             .  incorporate predistortion technology
                                             .  1550nm transmitters available for dense wave
                                                division multiplexing applications
                                             .  satisfy primary channel requirements for North
                                                America, Latin America and parts of Asia and
                                                Europe
              ---------------------------------------------------------------------------------------
                 Erbium Doped Fiber          .  used to amplify optical signals
                 Amplifiers, or EDFA         .  suitable for wave division multiplexing, or WDM,
                                                and dense wave division multiplexing, or DWDM,
                                             .  used for both analog and digital applications
              ---------------------------------------------------------------------------------------
                 Forward Path Receiver       .  converts optical signals to RF signals
                                             .  features low noise contribution for clear signal
                                                conversion
              ---------------------------------------------------------------------------------------
                 Return Path Transmitter     .  conveys digital and video return path signals
                                             .  used for data monitoring and other interactive
                                                applications
              ---------------------------------------------------------------------------------------
                 Dual Return Path Receiver   .  plug-in module that includes two independent return
                                                path receivers
                                             .  receives digital and video return path signals
-----------------------------------------------------------------------------------------------------
  Nodes          NAVICOR Quadrant            .  provides four optical transmitters, four optical
                 Node/Bridger                   receivers and four active RF outputs
                                             .  includes a variety of reverse path transmitters for
                                                data, telephony and video services
                                             .  modular design increases operating flexibility
              ---------------------------------------------------------------------------------------
                 NAVICOR Flexnet Nodes       .  can be configured with single or dual optical
                                                receivers and transmitters
                                             .  available in cost effective version for less complex
                                                networks
              ---------------------------------------------------------------------------------------
                 Node Return Path            .  available in both Fabry-Perot and distributed
                 Transmitter                    feedback versions for analog and digital applications
-----------------------------------------------------------------------------------------------------
  RF Plant       FlexNet Trunk               .  high performance, high capacity amplifier with three
                                                outputs
                                             .  field upgradable to a node
                                             .  available in 750 and 862 MHz bandwidth versions
              ---------------------------------------------------------------------------------------
                 FlexNet Terminating Bridger .  amplifier with two distribution outputs
                                             .  field upgradable to a node
                                             .  available in 750 and 862 MHz bandwidth versions
              ---------------------------------------------------------------------------------------
                 NAVICOR and FlexNet Line    .  used to transmit information at the end of the line
                 Extenders                      to residential users
                                             .  available in 750 and 862 MHz bandwidth versions
              ---------------------------------------------------------------------------------------
                 I-Flex Amplifiers and Nodes .  European version of the FlexNet product line

New HFC Products

MuxNode and MiniNode. We recently introduced two new fiber optic products that are currently in field trial with AT&T's LightWire Neighborhood Broadband System in Salt Lake City, Utah. We believe these two products, the MuxNode and the MiniNode, are key components of the next generation of HFC networks. This system design provides for the broader deployment of fiber into the network, thereby providing increased bandwidth per home and greater network reliability. The MuxNode is an advanced, scalable, bi-directional fiber optic network device. The MuxNode is used to transmit and receive fiber optic signals to as many as 12 MiniNodes. The MiniNode is a high output receiver which replaces many of the amplifiers in the network and is designed to serve approximately 50 to 250 homes. The MiniNodes feature multiple forward and reverse paths that support analog video, digital video, high speed data and telephone applications. This new system design facilitates high speed, interactive broadband communications that allow operators to provide new and enhanced services to customers with greater network reliability.

The MuxNode and MiniNode feature dense wave division multiplexing, or DWDM, technology which allows multiple signal wavelengths to be transmitted on one fiber. This increases the volume of information that can be conveyed over the network. It also allows cable operators greater flexibility in customizing content for individual subscribers by dedicating certain wavelengths to that content, for example, video-on-demand.

Broadband Management Services

We also offer a broad array of services to assist our customers in operating reliable networks with high integrity. These services include design, activation, network management and optimization, as well as ongoing support, repair and maintenance.

Network Design. Network design provides customized plans for high-reliability and cost-effective HFC network upgrades and rebuilds. Each customized plan takes into account the current state of the network and the target applications including such factors as channel capacity, two-way requirements, performance specifications, powering needs, high speed data transmission, Internet access and network management options. The plan details the quantity, type and configuration of equipment required in the headend and throughout the remainder of the network. Deliverables include design services, highly accurate maps, bill-of-materials and custom drafting.

Activation Services. Activation services are required for a newly installed or upgraded network to become operational. They include activation/energizing, sweep and balance, and proof of performance testing. These services identify and correct any problems that may exist within the newly configured system and validate whether the construction is sound and the system is operating optimally.

Network Management Software. Our network management software offering, CNM System 2, is a third generation product that automatically identifies new units in the network and receives signals from intelligent agents that provide early notice of equipment and other network related problems. CNM System 2 is based on industry standards which facilitate use with numerous network elements and maximize interoperability with other software applications. Our NAVICOR and I-Flex product lines are fully integrated with CNM System 2.

We have implemented additional network management software in our Network Operations Center in Suwanee, Georgia. This software facilitates proactive monitoring and management of networks by identifying usage trends, pinpointing customers that consume large amounts of bandwidth for special billing, and providing real-time fault detection and provisioning advice. The Center's software collects data and other information from cable modems installed in the home thereby increasing the amount and reliability of data available to proactively manage the network. We are currently working to integrate our CNM System 2 software with the Network Operations Center software to provide a more comprehensive network management product both for use in our Network Operations Center and for licensing to customers.

Network Management Services. Our Network Operations Center currently provides a number of network management services to smaller cable operators. These services include server management, RF technician help-desk support and end-user help-desk support, as well as monitoring the overall network integrity. Server management monitors the servers and routers installed in the customer headend that control the flow of high-speed data traffic. This service includes remote backups, problem diagnosis and secondary service. RF technician help-desk support uses the cable modems as telemetry devices and aids the operator in troubleshooting, problem diagnosis and maintenance of the RF cable plant. End-user help-desk services take inbound calls from cable operators' subscribers with problems and questions on Internet service and browser network applications.

Network Operations Center Consulting and System Integration Services. We provide program management, engineering and technical resources for cable operators to assist them in the design, development, implementation and operation of their own network operations centers. Typical deliverables during the planning and design phase include the site survey, business process assessment, services architecture planning, customer capability assessment, concept of operations document, systems architecture document and detailed bill-of-materials. We also procure and install all equipment and software, regardless of the manufacturer. We offer customized software development to integrate the network management software with other customer applications such as billing, dispatching and geographic information systems.

Equipment Service Center. Our Equipment Service Center provides repair and maintenance services on transmission equipment from all manufacturers. Repair services include documentation of parts, labor and problem identification. Upgrade services include bandwidth increases and frequency changes.

Customers

Our principal customers are cable operators and distributors including Adelphia, Armstrong, AT&T, Blue Ridge, Charter, Comcast, Cox, Fanch, Intermedia, Mediacom, MediaOne, Pan Asian Systems, PTK, Rifkin, Rogers, TCA, Time Warner and 21st Century. Our largest customers during fiscal 1999 were Time Warner, which accounted for 26% of net sales, and AT&T, which accounted for 17% of net sales. Our largest customer during fiscal 1998 and fiscal 1997 was Time Warner, which accounted for 31% of net sales in fiscal 1998 and 36% in fiscal 1997. No other customer accounted for more than 10% of net sales during fiscal 1999, fiscal 1998 and fiscal 1997. Sales to customers outside of the United States represented 11% of net sales in fiscal 1999, 21% of net sales in fiscal 1998 and 19% of net sales in fiscal 1997.

Sales and Distribution

Our sales and distribution department is organized into regions that address areas in the United States, Canada, Latin America, Europe and Asia. In the United States, we utilize a direct sales force and address our customers both at the corporate and cable system levels. In Europe, we utilize both direct sales personnel and distributors. In the other regions, we mainly use distributors. In addition, we have a number of sales professionals focusing on selling network management and technical services.

Our sales representatives are supported by sales engineers and customer support personnel that provide extensive technical support both during and after the sale. We also provide training to customers and distributors, either at our facility or at their site.

Our marketing organization is responsible for product planning and management. This function includes forecasting technology trends, market dynamics and customer requirements so that new products and services can be developed and introduced in a timely fashion and at competitive price points. Our marketing organization provides support to the sales force by developing marketing brochures, product catalogs and other materials. In addition, the organization conducts public relation activities and an advertising campaign to heighten industry awareness of our company and our products and services.

Backlog

We schedule production of our products based on our backlog, informal commitments from customers and sales projections. Our backlog consists of firm orders by customers for delivery within the next 12 months. At June 25, 1999, backlog of sales orders amounted to $57.6 million, at June 26, 1998, backlog of sales orders amounted to $25.4 million and, at June 27, 1997, backlog of sales orders amounted to $35.6 million.

Anticipated orders from customers may fail to materialize and delivery schedules may be deferred or canceled for a number of reasons, including reductions in capital spending by cable operators. In addition, due to weather-related seasonal factors and annual capital spending budget cycles of many customers, our backlog may not necessarily be indicative of actual sales for any succeeding period.

Facilities

Our manufacturing facilities and processes are ISO 9001 compliant, except for our Santa Clara facility, which we acquired in connection with the Silicon Valley Communications acquisition and for which we are currently undertaking efforts to make compliant. We operate within a progressive assembly environment for the manufacture of top-level finished products. Our progressive assembly process includes component preparation, printed circuit board assembly, final mechanical assembly and test. For certain products, we augment this manufacturing approach using subcontractors for the printed circuit board assembly. We perform product audits throughout the factories to ensure customer quality requirements are met. We operate six principal facilities that we believe are sufficient for our present operations. Our principal facilities are as follows:

                                                                   Approximate Owned /
Location                 Principal Use                             Square Feet Leased
--------                 -------------                             ----------- -------
State College, Pennsyl-                                              133,000   Owned
 vania.................. Administrative Offices and Manufacturing
Tijuana, Mexico......... Manufacturing                                61,900   Leased
Tipton, Pennsylvania.... Manufacturing                                45,000   Owned
Santa Clara, Califor-                                                 24,500   Leased
 nia.................... Development Engineering and Manufacturing
Suwanee, Georgia........ Network Operations Center                    13,650   Leased
Almere, The Nether-                                                    5,100   Leased
 lands.................. Administrative Offices

Research and Product Development

We are engaged in ongoing research and product development activities that are intended to advance existing product lines, provide custom-designed variations of existing product lines, and develop or evaluate new products. Research and product development activities for the major product groups are conducted at our headquarters and Santa Clara, California and Suwanee, Georgia facilities. During fiscal 1999, research and product development expenditures were primarily directed at expanding our fiber optic technology, network management systems and RF amplifier line. During fiscal 1999, we also continued with product development process improvements to reduce cycle time to design, manufacture and market new products, reduce manufacturing costs and improve design quality.

During fiscal 1999, we spent approximately $11.8 million on research and product development related to fiber optic systems, RF transmission equipment, and network management. Expenditures in these areas totaled approximately $10.0 million during fiscal 1998 and approximately $7.7 million during fiscal 1997.

Competition

Cable equipment markets are highly competitive, requiring substantial resources and skilled and experienced personnel. We compete based on quality, technology, customer service, breadth of product offering, pricing and delivery schedule. We compete with other companies in each of the markets in which we operate, including General Instrument, Scientific-Atlanta, ADC Telecommunications, Antec and Harmonic, some of which are large publicly traded companies that may have greater financial, technical and marketing resources than we do. As we move forward with our strategy, we may face additional competition from other broadband management services providers. We have competed successfully in these markets for over 45 years.

Employees

As of June 25, 1999, we had 1,947 employees, approximately 68% of whom were engaged in manufacturing, inspection and quality control activities and 8% of whom were engaged in research and development. The remaining 24% were engaged in executive, administrative, sales and technical customer services activities. None of our employees is represented by a labor union with respect to his or her employment by C-COR.net. We have not experienced any work stoppages and we consider our relations with our employees to be good.

Suppliers

We closely monitor supplier delivery performance and quality, and employ a strategy of limiting the total number of global suppliers to those who are quality leaders in their respective specialties and who will work with us as partners in the supply chain. Typical items purchased are die cast aluminum housings, RF hybrids, printed circuit boards, fiber optic lasers and standard electronic components. Although a few of the components we use are single-sourced, we have experienced no significant difficulties to date in obtaining adequate quantities of raw materials and component parts.

We are currently experiencing a limited allocation of RF hybrids that are manufactured by Motorola and Phillips. We believe we will be able to obtain sufficient quantities to meet production commitments, but may incur higher costs in doing so, which would adversely affect gross margins in the short term.

We use in-house vendor supply relationships to gain access to key parts needed in the manufacturing process on a "just-in-time" basis. We have implemented a number of in-house vendor supply relationships to date, and will continue to establish such relationships in the future in order to decrease vendor lead times and reduce on-hand inventory.

Intellectual Property

We hold 16 United States patents for various inventions relating to fiber optic and RF transmission equipment and network management techniques. We attempt to protect our intellectual property through patents, trademarks, copyrights and a program of maintaining certain technology as trade secrets. We intend to apply for patent protection for new inventions in the future as they are developed.

                                   Management

Name                      Age                              Position
----                      ---                              --------
Richard E. Perry........   69 Chairman of the Board of Directors
David A. Woodle.........   43 President and Chief Executive Officer, Director
David R. Ames...........   50 Senior Vice President-Strategic Development and Corporate Marketing
David J. Eng............   46 Senior Vice President-Worldwide Sales
Gerhard B. Nederlof.....   51 Senior Vice President-Broadband Management Services
Terry L. Wright.........   49 Senior Vice President-Technology
Mary G. Beahm...........   39 Vice President-Human Resources
Lawrence R. Fisher,
 Jr.....................   49 Vice President-Science and Technology
William T. Hanelly......   43 Vice President-Finance, Secretary and Treasurer
Chris A. Miller.........   46 Vice President-Services
Donald F. Miller........   57 Vice President-Operations and Manufacturing
Donald M. Cook, Jr......   68 Director
Michael J. Farrell......   49 Director
I.N. Rendall Harper,
 Jr.....................   62 Director
Anne P. Jones...........   65 Director
John J. Omlor...........   65 Director
Dr. Frank Rusinko, Jr...   69 Director
Dr. James J. Tietjen....   67 Director

Richard E. Perry has been our Chairman since June 1986. He has also served as our Chief Executive Officer from July 1985 to August 1996 and from March 1998 to July 1998 and as our President from July 1985 to December 1992.

David A. Woodle has been our President and Chief Executive Officer since July 20, 1998. Before that he was General Manager-Strategic Systems of Raytheon Systems Company, a company providing computer systems integration services to government and commercial customers, from January 1998 to July 1998, Vice President and General Manager, Raytheon E-Systems, HRB Systems from June 1996 to January 1998 and Vice President, Strategic Programs and TMS, Raytheon E-Systems, HRB Systems from October 1990 to June 1996.

David R. Ames has been our Senior Vice President-Strategic Development and Corporate Marketing since July 1999. Before that he served as Chairman, President and Chief Executive Officer and co-founder of Convergence.com Corporation from May 1994 to July 1999.

David J. Eng has been our Senior Vice President-Worldwide Sales since March 1997. Before that he served as our Vice President-Sales, North, Central and South America from August 1996 to March 1997 and Vice President-Sales & Marketing from August 1994 to August 1996. He has also served as Director, Regional Telephony Sales, Scientific Atlanta, Inc. from March 1993 to July 1994 and Regional Sales Manager, Scientific Atlanta, Inc. from April 1985 to February 1993.

Gerhard B. Nederlof has been our Senior Vice President-Broadband Management Services since July 1999. Bhefore that he served as our Senior Vice President-Marketing from September 1998 to July 1999, Senior Vice President- Marketing, Business Development and Services from March 1997 to September 1998, Vice President-Sales, Europe and Pacific Rim from August 1996 to March 1997 and Vice President-International from January 1992 to August 1996. He also served as Managing Director of DataCable B.V. from November 1981 to January 1992.

Terry L. Wright has been our Senior Vice President-Technololgy since July 1999. Before that he served as Chief Technology Officer and co-founder of Convergence.com Corporation from May 1994 to July 1999.

Mary G. Beahm has been our Vice President-Human Resources since November 1998. Before that she served as Human Resources Consultant, Westinghouse Electric Corporation from August 1987 to November 1998.

Lawrence R. Fisher, Jr. has been our Vice President-Science and Technology since July 1999. Before that he was our Vice President-Engineering from August 1996 to July 1999, Director, RF Engineering Product Development from June 1995 to July 1996 and Manager, RF Engineering from June 1994 to May 1995. He also served as Director of Engineering, Calan, Inc. from January 1993 to May 1994.

William T. Hanelly has been our Vice President-Finance, Secretary and Treasurer since October 1998. Before that he served as Division Controller of three divisions for Raytheon Systems Company from May 1998 to October 1998 and as Vice President, Finance of HRB Systems from June 1994 to May 1998.

Chris A. Miller has been our Vice President-Services since October 1998. Before that he served as our Vice President-Finance, Secretary and Treasurer from July 1995 to October 1998; Controller, Planning Manager and Assistant Secretary from February 1993 to July 1995 and Controller and Assistant Secretary from February 1987 to February 1993.

Donald F. Miller has been our Vice President-Operations & Manufacturing since August 1995. Before that he served as our Plant Manager from September 1987 to August 1995.

Donald M. Cook, Jr. is retired. Formerly, he was the President and Chief Operating Officer of SEMCOR, Inc., a corporation providing systems engineering and management services, from May 1990 to January 1996. He also serves as a Director of RMS Information Systems, Inc.

Michael J. Farrell has been President of Farrell & Co., an investment banking firm specializing in investing in and organizing mergers involving manufacturing companies, since 1982. Before that, he was President and CEO, MK Rail Corporation from 1995 to 1996 and President and COO from 1994 to 1995. He also serves as Director, Farrell & Co., American Alloys and Pittsburgh Flatroll Company, Freedom Forge, Federated Investors, Inc. and Board of Visitors, Pennsylvania State University Smeal College of Business Administration.

I. N. Rendall Harper, Jr. has been the President, Chief Executive Officer and Treasurer of American Micrographics Company, Inc., a computer graphics company, since 1977. He also serves as Director, Federal Reserve Bank of Cleveland, Keystone Minority Capital Fund and Duquesne University.

Anne P. Jones has been a Telecommunications Consultant since October 1994. She was also a Partner in the Washington, D.C. office of the law firm of Sutherland, Asbill & Brennan from September 1983 to October 1994. She also serves as a Director of Motorola, Inc. and American Express Funds.

John J. Omlor has been the President and Chief Executive Officer, John J. Omlor Associates, Ltd., a general business consulting firm, since 1981. He has also been Executive Vice President and Chief Financial Officer, Paper Manufacturers Co., a manufacturer of office consumables, from September 1987 to September 1997. He currently serves as a Director of Paper Manufacturers Co. and FCG, Inc.

Dr. Frank Rusinko, Jr. has been a Scientist and Director of Consortium for Premium Carbon Products from Coal since June 1998. Since August 1991, he has also served as Senior Scientist and Director, Carbon Research Center of College of Earth and Mineral Sciences, The Pennsylvania State University. He served as a Senior Scientist and Director, The Anthracite Institute and The Cooperative Program in Coal Research, from July 1992 to December 1995, College of Earth and Mineral Sciences, The Pennsylvania State University; Honorary President, Intech EDM, a division of Intech Technology, N.V., a supplier to the electrical discharge machining after-market, from August 1991 to December 1993; and Chairman, Transor Filter, U.S.A., a supplier of EDM filtration systems, since August 1991.

Dr. James J. Tietjen has been the Dean, School of Technology Management, The Stevens Institute of Technology, since July 1996. He also served as Head of Department of Management and Engineering Management, The Stevens Institute of Technology, from August 1994 to July 1996; President and Chief Executive Officer, SRI International, a non-profit scientific research firm, from December 1990 to January 1994; and President and Chief Operating Officer, David Sarnoff Research Center, Inc., a contract research laboratory, from April 1987 through November 1990.

                          Description of Capital Stock

General. We are authorized to issue 50,000,000 shares of common stock, par value $.10 per share and 2,000,000 shares of preferred stock, no par value per share. All outstanding shares of common stock are fully paid and nonassessable. As of October 15, 1999, there were 14,836,970 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock. Each holder of common stock is entitled to one vote for each share owned of record on all matters submitted to the vote of shareholders, subject to any voting rights of holders of preferred stock that may be issued in the future. We have three classes of Directors which have staggered terms of three years. Subject to preferences that may be applicable to any preferred stock that may be issued in the future and the restrictions on payment of dividends imposed by our credit facilities and other agreements, the holders of common stock will be entitled to such dividends as may be declared from time to time by the Board of Directors from funds legally available therefor and will be entitled, after payment of all prior claims, to receive, on a pro rata basis, all of our assets upon liquidation, dissolution or winding up. The common stock is not redeemable and does not have any conversion rights. Holders of shares of common stock generally have no preemptive rights to maintain their respective percentage of ownership in future offers and sales of stock. The rights, preferences and privileges of holders of common stock are subject to the rights, preferences and privileges of any preferred stock which we may issue in the future which could have priority with respect to dividends and liquidation distributions. We have never paid dividends on our common stock and have no current intention to do so.

Preferred Stock. No preferred stock that has been authorized is issued or outstanding. The Board of Directors is authorized to issue one or more series of preferred stock and to determine the voting rights and the number of shares constituting the series and the designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights. The Board of Directors may, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of common stock. The Board has designated one series of Preferred Stock in connection with our shareholder rights plan which is more fully described below.

Anti-Takeover. We have the following provisions in our Articles of Incorporation or Bylaws which could be viewed as having anti-takeover effects:
(a) a provision requiring advance notice for shareholder nominations of directors, (b) a staggered Board, (c) "blank check" preferred stock, (d) removal of directors only for cause, (e) no shareholder action by partial written consent and (f) a supermajority (66 2/3%) vote required to approve certain transactions between the Company and an "interested shareholder." In addition, on August 17, 1999, our Board of Directors adopted a shareholder rights plan which provided a dividend distribution of one preferred share purchase right for each outstanding share of our common stock payable September 9, 1999 to shareholders of record on August 30, 1999. Each purchase right entitles shareholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock at an exercise price $150.00. Generally, the rights will be exercisable if a person or group hereafter acquires or commences a tender offer or exchange offer for 20% or more of our common stock and shares of preferred stock purchasable upon exercise of the rights will be entitled to a preferential quarterly dividend, voting rights and a stipulated return in the event of any merger or similar transaction. If we are acquired after a person or group becomes an "Acquiring Person"(as defined in the rights plan), each right will entitled its holder to purchase, at the right's exercise price, a number of shares of common stock of the acquiring person or group having a market value at that time of twice the right's exercise price. The rights are designed to assure that all of our shareholders receive fair and equal treatment in the event of any proposed takeover.

The Pennsylvania Business Corporation Law contains certain provisions applicable to us that restrict the ability of a person or entity to acquire control of a Pennsylvania corporation through a business combination, such as a merger, consolidation or share exchange, or through the acquisition of shares constituting at least twenty percent of the votes that can be cast in the election of directors of the corporation. In general, these provisions operate, under certain circumstances, to (i) disenfranchise certain shares owned by a person or group that acquires voting power over 20%, 33 1/3% or 50% or more of the voting shares of the corporation that are designated as control shares, unless the voting rights of such shares are restored by shareholder vote, (ii) permit a corporation to redeem control shares at their then fair market value, (iii) require a person or group that acquires or announces an intention to acquire 20% or more of the voting power of the corporation's securities during certain specified time periods to give notice to each shareholder and the court and (iv) give shareholders of the corporation the right to receive the fair value of their shares in cash from a person or group that has acquired 20% of the voting power of the corporation.

Registration of Shares issued to the Convergence.com and Silicon Valley Communications Shareholders. Pursuant to the terms of the acquisitions of Convergence.com and Silicon Valley Communications, we are required to register the shares of our common stock issued and issuable upon exercise of warrants and options which we assumed in connection with the acquisitions. We have already registered 1,800,253 shares and will be registering an additional 1,929,432 shares in the next few months.

Transfer Agent and Registrar. The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

                                  Underwriting

We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., Donaldson, Lufkin & Jenrette Securities Corporation, Warburg Dillon Read LLC and Josephthal & Co. Inc. are acting as representatives of the underwriters. The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

   Underwriter                                                  Number of Shares
   -----------                                                  ----------------
   CIBC World Markets Corp.....................................
   Donaldson, Lufkin & Jenrette Securities Corporation.........
   Warburg Dillon Read LLC.....................................
   Josephthal & Co. Inc........................................

                                                                      ---
     Total.....................................................
                                                                      ===

This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a concession of
$   per share. The underwriters may also allow, and such dealers may reallow, a
concession not in excess of $   per share to certain other dealers. After the
shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 375,000 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $121.6 million, and the total proceeds to us will be $114.9 million. The underwriters have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

The following table provides information regarding the amount of the discount to be paid to the underwriters by us:

                                 Total
               -----------------------------------------
               Without Exercise of With Full Exercise of
   Per Share     Over-Allotment       Over-Allotment
   ---------   ------------------- ---------------------

We estimate that the total expenses of the offering, excluding the underwriting discount, will be approximately $600,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We, as well as our executive officers and Directors, have agreed to a 90-day "lock up" with respect to approximately 1,438,302 shares of common stock, and certain other of our securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that, subject to certain exceptions, for a period of 90 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

  . Stabilizing transactions--The representatives may make bids or purchases for the purposes of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  . Over-allotments and syndicate covering transactions--The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  . Penalty bids--If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

  . Passive market making--Market makers in the shares who are underwriters or prospective underwriters may make bids for or purchases of shares, subject to certain limitations, until the time, if ever, at which a stabilizing bid is made.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of shares.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

                                 Legal Matters

The validity of the shares of common stock offered hereby will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts.

                                    Experts

The consolidated financial statements of the Registrant and subsidiaries as of June 25, 1999 and June 26, 1998, and for each of the years in the three-year period ended June 25, 1999, which have been restated to reflect pooling-of-interests combinations with Convergence.com Corporation and Silicon Valley Communications, Inc. have been included herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      Where You Can Find More Information

This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act, omits certain of the information set forth in the registration statement. Reference is hereby made to the registration statement and to the exhibits thereto for further information with respect to us and the securities offered hereby. Copies of the registration statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below or via the Commission's web site described below.

Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

We are subject to the informational requirements of the Exchange Act, and, accordingly, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents may also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains material regarding issuers that file electronically with the Commission.

                Incorporation Of Certain Documents By Reference

The following documents or portions of documents filed by us (File No. 0-10726) with the Commission are incorporated herein by reference:

    (a) Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended June 25, 1999.

    (b) Reports on Form 8-K filed on July 15, 1999, July 26, 1999, August 2, 1999, August 30, 1999 and September 24, 1999 (as amended by Form 8-K/A filed on October 13, 1999).

    (c) The description of our common stock contained in our registration statement on Form 8-A filed with the Commission under the Exchange Act on October 27, 1982, as amended by the Form 8 filed with the Commission on July 3, 1990.

    (d) The description of our Series A Junior Participating Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed with the Commission under the Exchange Act on August 30, 1999.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such reports or documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained or incorporated by herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to William T. Hanelly, Vice President-Finance, Secretary and Treasurer, 60 Decibel Road, State College, PA 16801, (814) 238-2461.

                   Index to Consolidated Financial Statements

Independent Auditors' Report..............................................  F-2
Supplemental Consolidated Balance Sheets as of June 26, 1998 and June 25,
 1999.....................................................................  F-3
Supplemental Consolidated Statements of Operations for the years ended
 June 27, 1997, June 26, 1998 and June 25, 1999...........................  F-4
Supplemental Consolidated Statements of Cash Flows for the years ended
 June 27, 1997, June 26, 1998 and June 25, 1999...........................  F-5
Supplemental Consolidated Statements of Shareholders' Equity for the years ended June 27, 1997, June 26, 1998 and June 25, 1999.....................  F-6
Notes to Consolidated Financial Statements................................  F-7

                          Independent Auditors' Report

The Board of Directors and Shareholders
C-COR.net Corp.:

We have audited the accompanying supplemental consolidated balance sheets of C-COR.net Corp. as of June 25, 1999, and June 26, 1998, and the related supplemental consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 25, 1999. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the mergers of C-COR.net Corp. and Convergence.com and Silicon Valley Communications, Inc. on July 9, 1999 and September 17, 1999, respectively, which have been accounted for as poolings-of-interests as described in the description of business section of the notes to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to consummated business combinations accounted for by the pooling-of-interests method in financial statements that do not include the dates of consummation. These financial statements do not extend through the dates of the consummation. However, they will become the historical consolidated financial statements of C-COR.net Corp. after financial statements covering the dates of consummation of the business combinations are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of C-COR.net Corp. as of June 25, 1999, and June 26, 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 25, 1999, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the dates of consummation of the business combinations.

                                                        KPMG LLP

State College, Pennsylvania
September 20, 1999

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

                    Supplemental Consolidated Balance Sheets
                       (In thousands, except share data)

                                                             June 25,  June 26,
                                                               1999      1998
                                                             --------  --------
                          ASSETS
Current assets
Cash and cash equivalents..................................  $  4,695  $ 3,030
Marketable securities......................................       445      356
Accounts and notes receivables, less allowance of $1,007 in
 1999; $923 in 1998........................................    31,314   19,823
Inventories................................................    23,565   17,809
Deferred taxes.............................................     6,335    2,797
Other current assets.......................................     3,457    2,575
Net current assets of discontinued operations..............       433      --
                                                             --------  -------
    Total current assets...................................    70,244   46,390
Property, plant, and equipment, net........................    27,792   29,853
Intangible assets, net of accumulated amortization of $172
 in 1999; $-0- in 1998.....................................     1,131    1,295
Other long-term assets.....................................     3,782    6,536
                                                             --------  -------
    Total assets...........................................  $102,949  $84,074
                                                             ========  =======
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable...........................................  $ 16,286  $ 6,532
Accrued liabilities........................................    16,242   10,831
Line-of-credit and short-term credit obligations...........     4,638      --
Current portion of long-term debt..........................       832      926
Net current liabilities of discontinued operations.........       --       517
                                                             --------  -------
    Total current liabilities..............................    37,998   18,806
Long-term debt, less current portion.......................     3,708    5,567
Other long-term liabilities................................     1,329    1,041
Commitments and contingent liabilities.....................
                                                             --------  -------
    Total liabilities......................................    43,035   25,414
                                                             --------  -------
Shareholders' equity
Preferred stock, no par; authorized 2,000,000 shares;
 issued, none..............................................       --       --
Common stock, $.10 par; authorized shares 24,000,000;
 issued shares of 12,761,485 in 1999 and 12,631,166 in
 1998......................................................     1,276    1,263
Additional paid-in capital.................................    44,649   42,041
Accumulated other comprehensive loss.......................       (96)     (99)
Retained earnings..........................................    21,065   21,351
Treasury stock at cost, shares of 600,723 in 1999 and
 510,342 in 1998...........................................    (6,980)  (5,896)
                                                             --------  -------
    Total shareholders' equity.............................    59,914   58,660
                                                             --------  -------
    Total liabilities and shareholders' equity.............  $102,949  $84,074
                                                             ========  =======

                See notes to consolidated financial statements.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

               Supplemental Consolidated Statements of Operations
                     (In thousands, except per share data)

                                                         Years Ended
                                                  ----------------------------
                                                  June 25,  June 26,  June 27,
                                                    1999      1998      1997
                                                  --------  --------  --------
Net sales........................................ $183,425  $154,041  $133,780
Cost and expenses:
 Cost of sales...................................  138,793   121,986   106,485
 Selling and administrative......................   27,153    19,724    18,521
 Research and product development................   11,833     9,988     7,706
 Provision for restructuring costs...............      --        625       --
 Interest........................................    1,384       399       380
 Other expense (income), net.....................      110        19      (861)
                                                  --------  --------  --------
                                                   179,273   152,741   132,231
                                                  --------  --------  --------
Income from continuing operations before income
 taxes...........................................    4,152     1,300     1,549
Income tax expense (benefit):
 Current.........................................    7,133     3,565     1,299
 Deferred........................................   (2,298)   (3,183)     (648)
                                                  --------  --------  --------
                                                     4,835       382       651
                                                  --------  --------  --------
Income (loss) from continuing operations.........     (683)      918       898
                                                  --------  --------  --------
Discontinued operations:
 Loss from operations of discontinued business
  segment, net of tax............................      --        --     (6,605)
 Gain (loss) on disposal of discontinued business
  segment, net of tax............................      397       928    (3,830)
                                                  --------  --------  --------
      Net income (loss).......................... $   (286) $  1,846  $ (9,537)
                                                  ========  ========  ========
Net income (loss) per share--(basic):
 Continuing operations........................... $  (0.06) $   0.08  $   0.07
 Discontinued operations:
    Loss from operations.........................      --        --      (0.54)
    Gain (loss) on disposal......................     0.04      0.08     (0.32)
                                                  --------  --------  --------
      Net income (loss).......................... $  (0.02) $   0.16  $  (0.79)
                                                  ========  ========  ========
Net income (loss) per share--(diluted):
 Continuing operations........................... $  (0.06) $   0.07  $   0.07
 Discontinued operations:
    Loss from operations.........................      --        --      (0.53)
    Gain (loss) on disposal......................     0.04      0.08     (0.31)
                                                  --------  --------  --------
      Net income (loss).......................... $  (0.02) $   0.15  $  (0.77)
                                                  ========  ========  ========
Weighted average common shares and common share
 equivalents
 Basic...........................................   12,098    11,895    12,143
 Diluted.........................................   12,098    12,340    12,402

                See notes to consolidated financial statements.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

               Supplemental Consolidated Statements of Cash Flows
                                 (In thousands)

                                                          Years Ended
                                                   ----------------------------
                                                   June 25,  June 26,  June 27,
                                                     1999      1998      1997
                                                   --------  --------  --------
Operating Activities:
Net income (loss)................................  $   (286) $  1,846  $(9,537)
Adjustments to reconcile net income to net cash
 and cash equivalents provided by operating
 activities:
 Depreciation and amortization...................     8,860     6,967    5,433
 Amortization of debt discount...................       911       --       --
 (Gain) loss on disposal of discontinued
  operations, net of tax.........................      (397)     (928)   3,830
 Provision for deferred retirement salary plan...       204       292      252
 Loss (gain) on sale of property, plant, and
  equipment......................................       229       (14)      22
 Changes in operating assets and liabilities:
  Accounts receivable............................   (11,491)      (50)   1,127
  Inventories....................................    (5,756)    2,748   (1,454)
  Other assets...................................      (165)   (2,793)    (221)
  Accounts payable...............................     9,754    (2,574)   3,005
  Accrued liabilities............................     5,493     3,801     (113)
  Deferred income taxes..........................    (2,298)   (3,189)    (929)
  Discontinued operations--working capital
   changes and noncash charges...................      (553)    1,051    3,236
                                                   --------  --------  -------
Net cash and cash equivalents provided by
 operating activities............................     4,505     7,157    4,651
                                                   --------  --------  -------
Investing Activities:
Purchase of property, plant, and equipment.......    (8,159)  (10,053)  (7,244)
Purchase of marketable securities................       (84)      --      (200)
Proceeds from sale of marketable securities......       --         15      258
Issuance of (payments on) notes receivable, net..     1,972    (2,011)       7
Change in other assets...........................        94      (146)    (317)
Proceeds from sale of property, plant, and
 equipment.......................................        28        14       15
Proceeds from (investing activites of)
 discontinued operations.........................       --        656     (698)
                                                   --------  --------  -------
Net cash and cash equivalents used in investing
 activities......................................    (6,149)  (11,525)  (8,179)
                                                   --------  --------  -------
Financing Activities:
Payment of debt and capital lease obligations....    (5,050)     (966)    (941)
Proceeds from long-term debt borrowing...........     3,097       --       --
Proceeds from (payments on) short-term credit
 facilities, net.................................     4,638    (3,466)   1,127
Proceeds from issuance of convertible preferred
 stock...........................................       336     2,780   15,710
Tax benefit deriving from exercise and sale of
 stock option shares.............................        94        57       71
Issue common stock to employee stock purchase
 plan............................................        76        51       88
Proceeds from exercise of stock options..........     1,202       277      278
Purchase of treasury stock.......................    (1,084)     (131)  (5,765)
                                                   --------  --------  -------
Net cash and cash equivalents provided by (used
 in) financing activities........................     3,309    (1,398)  10,568
                                                   --------  --------  -------
Increase (decrease) in cash and cash
 equivalents.....................................     1,665    (5,766)   7,040
Cash and cash equivalents at beginning of year...     3,030     8,796    1,762
                                                   --------  --------  -------
Cash and cash equivalents at end of year.........  $  4,695  $  3,030  $ 8,802
                                                   ========  ========  =======

                See notes to consolidated financial statements.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

          Supplemental Consolidated Statements of Shareholders' Equity
                                 (In thousands)

                                                           Accumulated
                                               Additional     Other
                          Comprehensive Common  Paid-in   Comprehensive Retained  Treasury
                             Income     Stock   Capital   Income (Loss) Earnings   Stock
                          ------------- ------ ---------- ------------- --------  --------
Balance, June 28, 1996,
 as reported............                $  960  $19,602       $ (55)    $32,810   $   --
Poolings of interest
 with Convergence and
 SVCI...................                   252    4,082         --       (4,200)      --
                                        ------  -------       -----     -------   -------
Balance, June 28, 1996,
 as restated............                 1,212   23,684         (55)     28,610       --
Net loss................     $(9,537)      --       --          --       (9,537)      --
Other comprehensive
 income:                                   --       --          --          --        --
 Net unrealized holding
  gains on marketable
  securities............           7       --       --          --          --        --
 Foreign currency
  translation (loss)....         (67)      --       --          --          --        --
                             -------
Other comprehensive
 income (loss)..........         (60)      --       --          (60)        --        --
                             -------
Comprehensive loss......     $(9,597)      --       --          --          --        --
                             =======
Shares issued...........                    21   15,698         --          --        --
Exercise of stock
 options................                     4      273         --          --        --
Tax benefit deriving
 from exercise and sale
 of stock option
 shares.................                   --        71         --          --        --
Issue shares to employee
 stock purchase plan....                     1       87         --          --        --
Purchase of treasury
 stock..................                   --       --          --          --     (5,765)
                                        ------  -------       -----     -------   -------
Balance, June 27, 1997..                 1,238   39,813        (115)     19,073    (5,765)
Net income..............     $ 1,846       --       --          --        1,846       --
Other comprehensive
 income:                                   --       --          --          --        --
 Net unrealized holding
  gains on marketable
  securities............           7       --       --          --          --        --
 Foreign currency
  translation gain......           9       --       --          --          --        --
                             -------
Other comprehensive
 income.................          16       --       --           16         --        --
                             -------
Comprehensive income....     $ 1,862       --       --          --          --        --
                             =======
Adjustment related to
 merger (Note A)........                   --       --          --          432       --
Shares issued...........                    17    1,850         --          --        --
Exercise of stock
 options................                     8      270         --          --        --
Tax benefit deriving
 from exercise and sale
 of stock option
 shares.................                   --        57         --          --        --
Issue shares to employee
 stock purchase plan....                   --        51         --          --        --
Purchase of treasury
 stock..................                   --       --          --          --       (131)
                                        ------  -------       -----     -------   -------
Balance, June 26, 1998..                 1,263   42,041         (99)     21,351    (5,896)
Net loss................     $  (286)      --       --          --         (286)      --
Other comprehensive
 income:                                   --       --          --          --        --
 Net unrealized holding
  gains on marketable
  securities............           4       --       --          --          --        --
 Foreign currency
  translation loss......          (1)      --       --          --          --        --
                             -------
Other comprehensive
 income.................           3       --       --            3         --        --
                             -------
Comprehensive loss......     $  (283)      --       --          --          --        --
                             =======
Shares issued...........                     1    1,254         --          --        --
Exercise of stock
 options................                    11    1,185         --          --        --
Tax benefit deriving
 from exercise and sale
 of stock option
 shares.................                   --        94         --          --        --
Issue shares to employee
 stock purchase plan....                     1       75         --          --        --
Purchase of treasury
 stock..................                   --       --          --          --     (1,084)
                                        ------  -------       -----     -------   -------
Balance, June 25, 1999..                $1,276  $44,649       $ (96)    $21,065   $(6,980)
                                        ======  =======       =====     =======   =======

                See notes to consolidated financial statements.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

                   Notes to Consolidated Financial Statements
                 For the three fiscal years ended June 25, 1999
                (In thousands, except share and per share data)

Description of Business

The Company designs and manufactures network distribution products and provides technical services in support of two-way hybrid fiber coax (HFC) networks. The Company has predominately operated in the Electronic Distribution Products segment, which provides HFC equipment for signal distribution applications primarily to the cable television (CATV) market. In order to expand the Company's product offering in the Electronics Distribution Products segment, on September 17, 1999, subsequent to the fiscal year ended June 25, 1999, the Company completed a merger with Silicon Valley Communications, Inc. ("SVCI"), whereby SVCI became a wholly-owned subsidiary of the Company. In addition, on July 9, 1999, also subsequent to the fiscal year ended June 25, 1999, the Company completed a merger with Convergence.com Corporation ("Convergence"), whereby Convergence became a wholly owned subsidiary of the Company. These transactions were accounted for under the pooling-of-interest method of accounting and accordingly, the accompanying financial statements have been retroactively restated to give effect to the Convergence and SVCI mergers as if they had occurred on June 28, 1996. As a result of the merger with Convergence, the Company now operates a separate business unit called Broadband Management Services, which provides design, activation, network management and optimisations, as well as ongoing support, repair and maintenance to broadband operators in the United States.

A. Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its foreign and domestic subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Reporting Periods

Management has adopted a fiscal year which ends on the last Friday in June. For the 52-week reporting periods presented herein, the years ended on June 25, 1999, June 26, 1998, and June 27, 1997. Convergence had operated and reported on a calendar year basis prior to the merger. Operating results for the fiscal year ended June 25, 1999 and June 26, 1998, include the operations of Convergence for the 12-month periods ended June 30, 1999 and June 30, 1998, respectively. Operating results for the fiscal year ended June 27, 1997, include the operations of Convergence for the 12-month period ended December 31, 1997. This results in an overlapping period (July 1997 through December
1997) for Convergence's results of operations being included in the restated consolidated financial statements. Accordingly, the statement of shareholders' equity for the year ended June 26, 1998 includes a $432 adjustment to eliminate the impact on retained earnings for the overlap period.

Use of Estimates

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company's revenues derive principally from equipment sales, which are generally recognized when the equipment has been shipped. Revenue from Internet service is recognized monthly as services are provided to subscribers. Other service revenues, consisting of system design, field services and other consulting engagements, are generally recognized as services are rendered.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                (in thousands, except share and per share data)


Fair Value of Financial Instruments

The carrying value of cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the short-term nature of those instruments. The carrying value of the Company's long-term borrowings approximates fair value.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

Property, Plant and Equipment

Property, plant and equipment, which includes leased property under capital leases, is stated at cost. Cost includes interest associated with capital additions. Capitalized interest was $-0- for fiscal years 1999, 1998 and 1997, respectively. Depreciation or amortization is calculated on the straight-line method for financial statement purposes based upon the following estimated useful lives:

   Building and improvements under capital lease.................       15 years
   Buildings..................................................... 15 to 25 years
   Machinery and equipment under capital lease...................        5 years
   Machinery and equipment.......................................  3 to 10 years
   Leasehold improvements........................................  7 to 15 years

Computer Software

Under Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" (Statement
86), the Company capitalizes certain internal and purchased software development and production costs once technological feasibility has been achieved. For the fiscal years ended 1999 and 1998, the Company capitalized $389 and $670, respectively, of purchased software development costs, which is included in other long-term assets in the consolidated financial statements. The Company did not capitalize any software development costs during fiscal year 1997. Amortization will commence upon initial product release, which the Company anticipates will occur during the first quarter of its fiscal year 2000, and as such no amortization has been recorded in fiscal years 1999 and 1998.

Intangible Assets

Patents, trademarks and licenses are carried at cost less accumulated amortization, which is calculated on a straight-line basis over the estimated three year useful life of the asset. The patents, trademarks and license costs relate to purchased and internally developed product lines. For fiscal years ended 1999, 1998 and 1997, the Company recorded $172, $-0- and $-0- of amortization, respectively.

Income Taxes

Under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Statement 109), deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


Shareholders' Equity

In fiscal years 1999 and 1998, the Company repurchased 90,381 shares for $1,084 and 10,342 shares for $131, respectively, of its common stock under a stock repurchase program adopted in September 1997. In fiscal year 1997, the Company repurchased 500,000 shares of its common stock for $5,765, under a stock repurchase program adopted in December 1996. The Company used its available capital resources to fund the purchases under both repurchase programs. The repurchased stock is being held by the Company as treasury stock and is available to be used in meeting the Company's obligations under its present and future stock option plans and for other corporate purposes. In May 1999, the Company terminated the stock repurchase program adopted in September 1997.

Cash Equivalents

The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. Cash equivalents are reflected at the lower of cost or market.

Marketable Securities

Marketable securities at June 25, 1999, consisted of municipal bonds and equity securities. The Company follows the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (Statement 115), in accounting for marketable securities. Under Statement 115, the Company classifies all of its marketable securities as available-for-sale and records them at fair value. Unrealized holding gains and losses are excluded from income and are recorded directly to shareholders' equity in accumulated other comprehensive income, net of related deferred income taxes.

Net income (loss) per share

Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (Statement 128), became effective for financial statements issued for periods ending after December 15, 1997. The Company adopted this statement in the second quarter of fiscal year 1998, and has restated prior periods presented as required. Implementation of this Statement did not have a material effect on the Company's consolidated financial statements.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

Basic earnings (loss) per share are computed based on the weighted average number of common shares outstanding, excluding any dilutive options and awards. Dilutive net income (loss) per share is computed based on the weighted average number of common shares outstanding plus the dilutive effect of options. The dilutive effect of options is calculated under the treasury stock method using the average market price for the period. Net income (loss) per share is calculated as follows:

                                                           Years Ended
                                                    --------------------------
                                                               June
                                                    June 25,    26,   June 27,
                                                      1999     1998     1997
                                                    --------  ------- --------
   Income (loss) from continuing operations........ $  (683)  $   918 $    898
   Gain (loss) from discontinued operations........     397       928  (10,435)
                                                    -------   ------- --------
   Net income (loss)............................... $  (286)  $ 1,846 $ (9,537)
                                                    -------   ------- --------
   Basic shares outstanding........................  12,098    11,895   12,143
   Common stock equivalents........................     --        445      259
                                                    -------   ------- --------
   Dilutive potential common shares................  12,098    12,340   12,402
                                                    -------   ------- --------
   Net income (loss) per share--(basic)
    Continuing operations.......................... $ (0.06)  $  0.08 $   0.07
    Discontinued operations........................    0.04      0.08    (0.86)
                                                    -------   ------- --------
   Net income (loss)............................... $ (0.02)  $  0.16 $  (0.79)
                                                    -------   ------- --------
   Net income (loss) per share--(diluted)
    Continuing operations.......................... $ (0.06)  $  0.07 $   0.07
    Discontinued operations........................    0.04      0.08    (0.84)
                                                    -------   ------- --------
   Net income (loss)............................... $ (0.02)  $  0.15 $  (0.77)
                                                    -------   ------- --------

Product Warranty

The Company warrants its products against defects in materials and workmanship, generally for three to five years depending upon product lines. A provision for estimated future costs relating to warranty expense is recorded when product is shipped, based upon historical claims history and specifically identified warranty exposures.

Restructuring Costs

On June 25, 1998, the Company announced the closing of its manufacturing plant located in Reedsville, Pennsylvania. As a result of this action, the Company incurred restructuring charges in the fourth quarter of its fiscal year 1998 of $625. The restructuring charge represented salaries and benefits for approximately 143 employees affected by the plant closing. The work force reduction occurred during the first quarter of fiscal year 1999, thereby eliminating the restructuring accrual at June 25, 1999.

At June 26, 1998, the Company had a Lease/Option to Purchase Agreement with the Mifflin County Industrial Development Corporation (MCIDC) for the building and improvements located in Reedsville, Pennsylvania. On August 10, 1998, the Company purchased the facility using its available capital resources and expects to sell the facility at a price in excess of its net carrying value. The facility has been reclassified from property, plant and equipment to property held-for-sale, which is included in other current assets on the consolidated balance sheet as of June 25, 1999, with a carrying value of $1,281.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


Comprehensive Income

In fiscal year 1999, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement 130), which requires net unrealized investment gains or losses on the Company's available-for-sale securities and net foreign exchange gains or losses on translation, which previously were reported directly in shareholders' equity, to be included in accumulated other comprehensive income in the consolidated balance sheet and in the disclosure of comprehensive income. The totals of other comprehensive income items and comprehensive income (which includes net income) are displayed separately in the consolidated statements of shareholders' equity. The adoption of this statement had no effect on net income or shareholders' equity.

The components of other comprehensive income (loss) and the related tax effects are as follows:

                                                                Income
                                                       Amount     Tax    Amount
                                                       Before   Expense  Net of
                                                        Tax    (Benefit) Taxes
                                                       ------  --------- ------
   Fiscal year ended June 25, 1999
   Unrealized holding gain during the fiscal year..... $   7     $  3     $  4
   Net foreign exchange loss..........................    (2)      (1)      (1)
                                                       -----     ----     ----
   Total other comprehensive income................... $   5     $  2     $  3
                                                       =====     ====     ====
   Fiscal year ended June 26, 1998
   Unrealized holding gain during the fiscal year..... $  12     $  5     $  7
   Net foreign exchange gain..........................    15        6        9
                                                       -----     ----     ----
   Total other comprehensive income................... $  27     $ 11     $ 16
                                                       =====     ====     ====
   Fiscal year ended June 27, 1997
   Unrealized holding gain during the fiscal year..... $  12     $  5     $  7
   Net foreign exchange loss..........................  (112)     (45)     (67)
                                                       -----     ----     ----
   Total other comprehensive income (loss)............ $(100)    $(40)    $(60)
                                                       =====     ====     ====

Accounting and Disclosure Changes

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (Statement
133), which was effective for fiscal years beginning after June 15, 1999. In July 1999, the FASB announced it was delaying the effective date of Statement 133 for one year, to fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company anticipates adopting this Statement in its fiscal year 2001 consolidated financial statements as required. Implementation of this Statement is not expected to have a material effect on the Company's consolidated financial statements.

B. Discontinued Operations

On July 10, 1997, the Company announced that it would discontinue its Digital Fiber Optics Transmission Products segment located in Fremont, California, in a nine-month wind-down process. An estimated loss on disposal, including write-offs of inventory and fixed assets and other costs from the measurement to the disposal date, were recorded in fiscal year 1997. The estimated loss, net of tax benefit of $1,974 on the disposal of the discontinued business segment, was $3,830 in fiscal year 1997.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


The Company completed the phase-down of this operation as of March 1998. A gain on disposal of the discontinued business segment of $397, net of tax expense of $477, was recorded during the fiscal year ended 1999. The gain in fiscal year 1999 resulted primarily from settlement of certain warranty claims. The Company recorded a gain of $928, which includes a net tax benefit of $94 on the disposal of the discontinued segment in fiscal year 1998. In fiscal year 1998, the gain derived primarily from higher than anticipated proceeds associated with the disposal of assets, primarily inventory, and lower than anticipated operating costs from the measurement date to the disposal date.

The after-tax loss from operations of the discontinued business segment was $6,605 for fiscal year 1997. The primary factors contributing to the loss from operations of the discontinued business segment in fiscal year 1997 were increased warranty costs of $3,300 and an impairment loss on goodwill of $571, recorded in the fourth quarter of fiscal year 1997.

Operating results for the discontinued business segment are segregated and reported as discontinued operations in the accompanying consolidated statements of operations. Summarized information relating to the discontinued operation for fiscal year 1997 is as follows:

                                                                      June 27,
                                                                        1997
                                                                      --------
   Net sales......................................................... $  7,994
   Costs and expenses................................................  (17,351)
                                                                      --------
   Loss before income taxes..........................................   (9,357)
   Income tax benefit................................................    2,752
                                                                      --------
   Net loss.......................................................... $ (6,605)
                                                                      ========

The assets and liabilities of the discontinued operations have been reclassified in the accompanying consolidated financial statements to separately identify them as net current assets (liabilities) related to the discontinued operations. These net assets consist of net working capital and other assets, less related liabilities as follows as of June 25, 1999, and June 26, 1998:

                                                             June 25, June 26,
                                                               1999     1998
                                                             -------- --------
   Current assets:
     Accounts receivable....................................  $  16    $  150
     Notes receivable.......................................    796       981
     Deferred tax assets....................................    474     1,602
     Other assets...........................................    --        156
                                                              -----    ------
                                                              1,286     2,889
                                                              -----    ------
   Current liabilities:
     Accrued warranty and other.............................   (728)   (2,806)
     Allowance for disposal of discontinued operations......   (125)     (600)
                                                              -----    ------
                                                               (853)   (3,406)
                                                              -----    ------
   Net current assets (liabilities) of discontinued
    operations..............................................  $ 433    $ (517)
                                                              =====    ======

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

C. Marketable Securities

Marketable securities as of June 25, 1999, and June 26, 1998, consisted of the following:

                                                       Gross      Gross
                                                     Unrealized Unrealized
                                           Amortized  Holding    Holding   Fair
                                             Cost      Gains      Losses   Value
                                           --------- ---------- ---------- -----
   June 25, 1999:
   Available-for-sale:
    Municipal bonds.......................   $351       $--        $ (9)   $342
    Equity securities.....................    101          2        --      103
                                             ----       ----       ----    ----
                                             $452       $  2       $ (9)   $445
                                             ====       ====       ====    ====
   June 26, 1998:
   Available-for-sale:
    Municipal bonds.......................   $366       $--        $(12)   $354
    Equity securities.....................      2        --         --        2
                                             ----       ----       ----    ----
                                             $368       $--        $(12)   $356
                                             ====       ====       ====    ====

Maturities of investment securities classified as available-for-sale at June 25, 1999, were as follows:

                                                                 Amortized Fair
                                                                   Cost    Value
                                                                 --------- -----
   Available-for-sale:
    Due after one year through five years.......................   $351    $342
    Equity securities...........................................    101     103
                                                                   ----    ----
                                                                   $452    $445
                                                                   ====    ====

D. Inventories

                                                               June 25, June 26,
                                                                 1999     1998
                                                               -------- --------
   Finished goods............................................. $ 3,287  $ 2,850
   Work-in-process............................................   3,038    1,874
   Raw materials..............................................  17,240   13,085
                                                               -------  -------
                                                               $23,565  $17,809
                                                               =======  =======

Included in the amounts above were reserves of $2,231 at June 25, 1999, and $3,213 at June 26, 1998.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

E. Property, Plant and Equipment

                                                               June 25, June 26,
                                                                 1999     1998
                                                               -------- --------
   Land....................................................... $   468  $   468
   Building and improvements under capital lease..............     --     1,727
   Buildings..................................................  10,760   10,683
   Machinery and equipment under capital lease................     343      217
   Machinery and equipment....................................  50,874   44,393
   Leasehold improvements.....................................   1,326    1,123
                                                               -------  -------
                                                                63,771   58,611
   Less accumulated depreciation and amortization.............  35,979   28,758
                                                               -------  -------
                                                               $27,792  $29,853
                                                               =======  =======

F. Intangible Assets

                                                               June 25, June 26,
                                                                 1999     1998
                                                               -------- --------
   Cost of intangibles:
     Patents and trademarks...................................  $1,045   $1,045
     Licensing costs..........................................     258      250
                                                                ------   ------
                                                                 1,303    1,295
                                                                ------   ------
   Less accumulated amortization:
     Patents and trademarks...................................  $ (116)  $  --
     Licensing costs..........................................     (56)     --
                                                                ------   ------
                                                                  (172)     --
                                                                ------   ------
   Net book value.............................................  $1,131   $1,295
                                                                ======   ======

G. Credit Facilities

The Company has a line-of-credit with a bank, whereby the Company may borrow the lesser of $25,000, net of outstanding letters of credit up to a $2,000 sub-limit, or a percentage of eligible accounts receivable and inventory. The borrowings bear interest at various rates generally equal to the London Interbank Offered Rate (LIBOR) plus 1.00% and require compliance with certain covenants. Interest is payable in 30 days as billed. The line-of-credit agreement is committed through December 31, 1999. Accounts receivable and inventory collateralize the borrowings. At June 25, 1999, and June 26, 1998, the Company had no short-term borrowings outstanding on this revolving line-of-credit. Based upon the Company's analysis of eligible accounts receivable and inventory, approximately $23,300 was available to borrow as of June 25, 1999. On August 9, 1999, the Company replaced this revolving line-of-credit agreement with a new credit agreement (Reference Note T).

As a result of the Company's merger with SVCI, the Company has an additional line of credit with a bank, which provided for borrowings of up to $3,000, a bank bridge loan, which provided for borrowings of up to $1,000, and a bank equipment term loan of $300. The line of credit and term loan bear annual interest at the bank's prime rate plus 0.50% (8.25% as of June 25, 1999), with maturity dates of June 30, 1999, and August 30, 2000, respectively. The bridge loan bears interest at the bank's prime rate plus 1.5% (9.25% as of June 25, 1999), with a maturity date of September 4, 1999. The outstanding balances on the line of credit, bridge loan, and the term loan are $2,515, $500, and $188, respectively, as of June 25, 1999. The line of credit and loans

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

are fully collateralized by a continuing security interest in substantially all assets presently owned or subsequently acquired by SVCI. The line of credit and loans contain certain restrictive financial covenants. As of June 25, 1999, the SVCI was not in compliance with certain of the covenants. The bank agreed to defer action on the noncompliance event pending the signing of a merger agreement. A merger agreement was signed with the Company on July 13, 1999.

From March to May 1999, the Company borrowed $1,817 from certain founders and shareholders of SVCI under promissory notes payable. As of June 25, 1999, the balance was $1,435. The notes bear interest at an annual rate of 9% and are due in July 1999. In connection with these notes, the Company issued warrants to purchase the Company's common stock (See Note J).

In connection with the bridge loan, warrants to purchase 4,727 shares of the Company's common stock were issued at an exercise price of $42.31 per share. These warrants have a fair value of $41 and are being amortized over the life of the bridge loan.

In fiscal year 1998, in connection with the line of credit and term loan, warrants to purchase 3,025 shares of the Company's common stock were issued at an exercise price of $74.05 per share. The purchase rights represented by these warrants expire on January 4, 2002. The warrants have a fair value of $13 and are being amortized over the life of the related debt instruments.

On October 21, 1998, a then existing bank line of credit and term loan was restructured. In consideration for the restructuring, warrants to purchase 945 shares of the Company's common stock were issued at an exercise price of $74.05 per share. The warrants are exercisable upon issuance and expire on January 4, 2002. The warrants have a fair value of $4 and are being amortized over the life of the related debt instruments.

H. Long-term Debt

                                                               June 25, June 26,
                                                                 1999     1998
                                                               -------- --------
   Notes payable..............................................  $4,392   $4,909
   Capital lease obligations..................................     148    1,584
                                                                ------   ------
                                                                 4,540    6,493
   Less current portion.......................................     832      926
                                                                ------   ------
                                                                $3,708   $5,567
                                                                ======   ======

Notes Payable: The Company obtained funding through the Pennsylvania Industrial Development Authority (PIDA) of $539 for construction of the Tipton, Pennsylvania, manufacturing facility. The PIDA borrowing has an interest rate of 3%, which is contingent upon meeting certain job creation commitments. Monthly payments of principal and interest of $4 are required through 2006. Certain property, plant and equipment collateralize the borrowing. The principal balance at June 25, 1999, was $264.

The Company obtained funding through the Pennsylvania Industrial Development Authority (PIDA) of $1,952 for 40% of the cost of building expansion at its manufacturing facility in State College, Pennsylvania. The PIDA borrowing has an interest rate of 2%, which is contingent upon meeting certain job creation commitments. Monthly payments of principal and interest of $13 are required through 2010. Certain property, plant and equipment collateralize the borrowing. The principal balance at June 25, 1999, was $1,528.

On October 19, 1998, the Company borrowed $3,000 under a term loan facility with a bank. The term loan requires monthly principal payments of $50, plus interest based on a one-to-three month variable rate at LIBOR

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

plus 1.15%, through 2003. The Company is using a derivative financial instrument to reduce its exposure to market risk resulting from interest rates. On October 20, 1998, the Company entered into an interest rate swap agreement that fixes the interest rate at 6.14% on the notional amount of floating rate debt through October 21, 2003. The financial institution, as counterparty to the agreement, will pay the Company a floating interest rate based on a one-month LIBOR rate during the term of the agreement in exchange for the Company paying the fixed interest rate. Interest payments are made monthly. The Company is at risk of loss from this swap agreement in the event of nonperformance by the counterparty. The Company believes this risk to be minimal. The principal balance under this term loan at June 25, 1999, was $2,600.

On August 20, 1998, the Company paid off the remaining balances of two loans obtained from the Pennsylvania Sunny Day Fund. The original principal balance of the loans totaled $4,500, which funded the expansion and renovation of the Company's State College facility. The two notes evidencing the funding had an interest rate of 2%, which was contingent upon meeting certain job creation commitments. The first note was for $488 with an original maturity of 15 years, and the second was for $4,012 with an original maturity of 7 years. Monthly payments of principal and interest of $3 and $51, respectively, were required on these notes through the years 2010 and 2002, respectively. Certain equipment collateralized the borrowing. The loan balances were paid off in order to eliminate certain restrictive covenants associated with the loan agreements. The principal balances of the two loans paid off were $409 and $2,506, respectively.

Capital Lease Obligations: As a result of the Company's decision on June 25, 1998, to close its manufacturing facility located in Reedsville, Pennsylvania, the Company executed its option to purchase the building and improvements for approximately $1,454, plus closing costs, under the Lease/Option to Purchase Agreement it had with the MCIDC on August 10, 1998. The Company was the guarantor of several borrowing commitments by the MCIDC for financing the $1,727 cost of the project. The lease called for a monthly payment of $14, which was equal to the monthly principal and interest of the various borrowing commitments by the MCIDC through 2010. The original term of the lease was for 15 years with the option to purchase the leased premises at any time during the lease term for the outstanding balance of the borrowing commitments plus closing costs. The borrowing commitments carried a weighted-average interest rate of 4.7%. For financial accounting purposes, the lease was accounted for during fiscal year 1998 as a capital lease and, accordingly, an asset and liability were recorded. As of June 25, 1999, the building and improvements were reclassified as property held-for-sale, as part of other current assets in the consolidated balance sheet.

As a result of the mergers with Convergence and SVCI, the Company acquired various capital leases for machinery and equipment, office equipment and furniture and fixtures that expire through 2003.

Long-term debt at June 25, 1999, had scheduled maturities as follows:

   Fiscal year ending:
     2000................................................................ $  832
     2001................................................................    788
     2002................................................................    796
     2003................................................................    789
     2004................................................................    173
     Thereafter..........................................................  1,162
                                                                          ------
                                                                          $4,540
                                                                          ======

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


At June 25, 1999, the future minimum payments required under capital lease arrangements are as follows:

   Fiscal year ending:
     2000................................................................. $ 91
     2001.................................................................   36
     2002.................................................................   36
     2003.................................................................   22
                                                                           ----
                                                                           $185
   Less amount representing interest......................................   37
                                                                           ----
   Present value of future minimum lease payments.........................  148
   Less current portion of obligation under capital leases................   73
                                                                           ----
   Long-term obligations under capital lease.............................. $ 75
                                                                           ====

Total interest paid on the short-term credit facilities (Reference Note G) and long-term debt was $387, $372 and $341 for fiscal years ended 1999, 1998 and 1997, respectively.

Operating Leases: The Company leases real property and other equipment under operating leases. Certain leases are renewable and provide for the payment of real estate taxes and other occupancy expenses. At June 25, 1999, the future minimum lease payments for noncancelable leases with remaining lease terms in excess of one year were as follows:

   Fiscal year ending:
     2000................................................................ $2,096
     2001................................................................  2,123
     2002................................................................  2,090
     2003................................................................    861
     2004................................................................    572
     Thereafter..........................................................  1,129
                                                                          ------
                                                                          $8,871
                                                                          ======

Rent expense relating to continuing operations was $2,132, $1,226 and $866 for fiscal years ended 1999, 1998 and 1997, respectively.

I. Stock Award Plans

In October 1998, the Company adopted a Stock Incentive Plan ("1998 Incentive Plan"), which provides for several types of equity-based incentive compensation awards. Awards, when made, may be in the form of stock options, restricted shares, performance shares and performance units. Stock options granted to employees and directors are at a price not less than 100% of the fair market value of such shares on the date of grant. Stock options granted to certain employees begin vesting in cumulative annual installments of 25% per year beginning one year after the date of grant. Options granted to non-employee directors are exercisable one year after grant. During fiscal year 1999, 2,000 restricted shares and 11,000 performance shares were awarded under the 1998 Incentive Plan. The restricted shares had an aggregate value of $22, which is being amortized over a vesting period through June 2001. The performance shares represent a right to receive common stock of the Company based upon achievement of certain performance criteria over a performance period through June 2000. Compensation expense related to the performance shares is based on current market price of the Company's common stock at the time the performance criteria is satisfied.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

The Company's previous stock option plans provided for the grant of options to employees with an exercise price per share of at least the fair market value of such shares on the date prior to grant, and to directors with an exercise price equal to the fair market value on the date of grant. Stock options granted to certain employees vest in cumulative annual installments of either 20% or 25% per year beginning one year after the date of grant. Options granted to non-employee directors were exercisable one year after grant. Certain options held by the Chairman were exercisable immediately.

In connection with the merger with SVCI, outstanding incentive and nonqualified stock options to acquire SVCI common stock were converted into stock options to acquire the Company's common stock at a conversion ratio of .094534 (with appropriate adjustment to the exercise price). Incentive stock options generally vest over 4 or 5 years, with 25% or 20% vesting after one year and the remainder monthly thereafter, and expire 10 years from the date of grant. Nonqualified options are generally fully vested upon issuance and expire 10 years from date of grant.

The Company adopted the disclosure requirements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123). As allowed by Statement 123, the Company has chosen to continue to account for stock based compensation using Accounting Principles Board Opinion No 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the grant date over the amount an employee must pay to acquire the stock. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's plans been determined under Statement 123, the Company's net income (loss) and net income (loss) per share would have been adjusted to the pro forma amounts indicated below:

                                                          Years Ended
                                                   ---------------------------
                                                   June 25,  June 26, June 27,
                                                     1999      1998     1997
                                                   --------  -------- --------
   Net income (loss):
     As reported.................................. $  (286)   $1,846  $(9,537)
     Pro forma.................................... $(3,392)   $  381  $(9,789)
   Net income (loss) per share:
     Basic
       As reported................................ $ (0.02)   $ 0.16  $ (0.79)
       Pro forma.................................. $ (0.28)   $ 0.03  $ (0.81)
     Diluted
       As reported................................ $ (0.02)   $ 0.15  $ (0.77)
       Pro forma.................................. $ (0.28)   $ 0.03  $ (0.79)

The per share weighted-average fair values of stock options granted during fiscal years 1999, 1998 and 1997, were $16.49, $10.92 and $4.36, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighed-average assumptions:

Fiscal year 1999-expected dividend yield 0%, risk-free interest rate of 5.0 %, a volatility factor of the expected market price of the Company's common stock of .7395, and a weighted-average expected life of approximately 4 years.

Fiscal year 1998-expected dividend yield 0%, risk-free interest rate of 5.72%, a volatility factor of the expected market price of the Company's common stock of .4913, and a weighted-average expected life of approximately 4 years.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

Fiscal year 1997-expected dividend yield 0%, risk-free interest rate of 6.38%, a volatility factor of the expected market price of the Company's common stock of .5941, and a weighted-average expected life of approximately 4 years.

The fair value of stock options included in the pro forma amounts for fiscal years 1999, 1998 and 1997 is not necessarily indicative of future effects on net income and net income per share.

A summary of the status of the Company's stock option plans, as of June 25, 1999, June 26, 1998, and June 27, 1997, and changes during the years ended on those dates is presented below:

                                                         Years Ended
                          ----------------------------------------------------------------------------
                               June 25, 1999             June 26, 1998             June 27, 1997
                          ------------------------- ------------------------- ------------------------
                                       Weighted-                 Weighted-                Weighted-
                                        Average                   Average                  Average
                           Shares    Exercise Price  Shares    Exercise Price  Shares   Exercise Price
                          ---------  -------------- ---------  -------------- --------  --------------
Outstanding at beginning
 of year................  1,565,166      $12.61       804,624      $13.74      873,048      $13.42
Granted.................    819,778      $18.40     1,031,168      $10.83      118,000      $14.99
Exercised...............   (128,219)     $ 9.54       (45,879)     $ 6.13      (44,893)     $ 5.08
Canceled................   (169,676)     $ 7.52      (224,747)     $ 9.42     (141,531)     $15.59
                          ---------                 ---------                 --------
Outstanding at end of
 year...................  2,087,049      $15.48     1,565,166      $12.67      804,624      $13.74
                          =========                 =========                 ========
Options exercisable at
 end of year............    646,197                   498,658                  451,147

The following table summarizes information about the Company's stock option plans as of June 25, 1999:

                                     Options Outstanding                Options Exercisable
                         ------------------------------------------- --------------------------
                           Number     Weighted-Avg.                    Number
Range of                 Outstanding    Remaining     Weighted-Avg.  Exercisable Weighted-Avg.
Exercise Prices          at 6/25/99  Contractual Life Exercise Price at 6/25/99  Exercise Price
---------------          ----------- ---------------- -------------- ----------- --------------
$ 0.11  to $ 8.38.......    329,068     6.0 years         $ 4.71       223,041       $ 5.95
$ 8.50  to $14.13.......    386,209     6.2 years         $10.60       102,802       $10.86
$14.375 to $19.75.......    587,699     7.0 years         $15.23       156,187       $15.00
$20.12  to $25.50.......    712,363     7.7 years         $21.89       112,299       $21.89
$25.75  to $31.25.......     71,710     6.1 years         $27.31        51,868       $27.32
                          ---------     ---------         ------       -------       ------
                          2,087,049     6.9 years         $15.48       646,197       $13.40
                          =========     =========         ======       =======       ======

J. Warrants

As a result of the consummated mergers with Convergence and SVCI, warrants to acquire Convergence and SVCI common stock were converted into warrants to acquire common stock of the Company. These warrants have been issued in connection with various financing and employment arrangements.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

The following table summarizes information about warrants issued and outstanding as of June 25, 1999:

                                                                         Warrants issued in connection
                                                                                     with:
                                                             Fiscal Year ------------------------------
                            Warrants Issued     Range of      Warrants     Debt     Equity   Employment
   Issued                    as of 6/25/99  Exercise Prices    Expire    Financing Financing  Services
   ------                   --------------- ---------------- ----------- --------- --------- ----------
   Fiscal Year 1997........     132,348          $21.16         2001                132,348
   Fiscal Year 1998........       3,025          $74.05         2002        3,025
                                300,000          $10.00         2005                300,000
   Fiscal Year 1999........     114,386     $31.73 to $74.05    2002      114,386
                                 66,930     $ 0.75 to $10.00    2003                           66,930
                                -------                                   -------   -------    ------
                                616,689                                   117,411   432,348    66,930
                                =======                                   =======   =======    ======

The fair value of the warrants issued in fiscal years 1998 and 1999, in connection with debt financing transactions, were calculated by the Company using the Black-Scholes pricing model. In fiscal year 1999, warrants to purchase 114,386 shares of the Company's stock, in connection these debt financing arrangements, had a fair value of $1,293 which is being amortized over the life of the related loans. Amortization in fiscal year 1999 totaled $911, which is included in interest expense in the accompanying statement of operations. In fiscal year 1998, in connection with these debt financing arrangements, the Company had calculated the estimated fair value of warrants issued and determined that the amount was not significant to the accompanying financial statements taken as a whole, and as such, no amortization expense has been included. No separate fair values were calculated in connection with the 432,348 warrants in fiscal years 1997 and 1998, as these were issued in connection with an equity financing transaction. Also in fiscal year 1999, the Company recognized compensation expense of $248 in connection with the issuance of warrants to an employee, as the exercise price was less than the fair value of the stock on the date of grant.

K. Income Taxes

Total income tax expense (benefit) was allocated as follows:

                                                            Years Ended
                                                     --------------------------
                                                     June 25, June 26, June 27,
                                                       1999     1998     1997
                                                     -------- -------- --------
   Income from continuing operations...............   $4,835    $382   $   651
   Results of discontinued operations..............      --      --     (2,752)
   Gain (loss) on disposal of discontinued
    operation......................................      477     (94)   (1,974)
   Stockholders' equity, for tax benefit derived
    from exercise and sale of stock option shares..      (94)    (57)      (71)
                                                      ------    ----   -------
                                                      $5,218    $231   $(4,146)
                                                      ======    ====   =======

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


Income tax expense (benefit) attributable to continuing operations consisted of the following components:

                                                             Years Ended
                                                     ----------------------------
                                                     June 25,   June 26, June 27,
                                                       1999      1998      1997
                                                     --------  --------- --------
   Current:
     Federal........................................ $ 6,459    $ 3,262   $1,493
     State..........................................     615        264      (96)
     Foreign........................................      59         39      (98)
                                                     -------    -------   ------
                                                       7,133      3,565    1,299
                                                     -------    -------   ------
   Deferred:
     Federal........................................  (1,910)    (2,675)    (531)
     State..........................................    (388)      (508)    (117)
                                                     -------    -------   ------
                                                      (2,298)    (3,183)    (648)
                                                     -------    -------   ------
                                                     $ 4,835    $   382   $  651
                                                     =======    =======   ======

A reconciliation of the effective income tax rate from continuing operations with the U.S. federal income tax rate of 35 percent applied to pretax income from continuing operations was as follows:

                                                            Years Ended
                                                     --------------------------
                                                     June 25, June 26, June 27,
                                                       1999     1998     1997
                                                     -------- -------- --------
   Statutory rate..................................    35.0%    35.0%    35.0%
   State income taxes, net of federal tax..........   (10.7)   (26.5)   (19.8)
   Tax effect of foreign income and losses.........     --       --     (10.3)
   Tax effect of foreign sales corporation.........    (0.4)   (24.6)   (42.7)
   Loss of net operating loss attributable to S
    corporation period.............................     --       1.6      3.6
   Increase in the valuation allowance for deferred
    tax assets.....................................    92.3     66.2     55.0
   Permanent differences...........................     0.3      1.9     11.0
   Other...........................................     --     (24.2)    10.2
                                                      -----    -----    -----
                                                      116.5%    29.4%    42.0%
                                                      =====    =====    =====

A tax benefit of $593, deriving from the Company's Foreign Sales Corporation
(FSC), was recorded in the third quarter of fiscal year 1997. The tax benefit resulted from reassessment of the Company's foreign sales transactions for fiscal years 1994, 1995 and 1996.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 25, 1999, and June 26, 1998, relating to continuing operations are presented below:

                                                            June 25,  June 26,
                                                              1999      1998
                                                            --------  --------
   Gross deferred tax assets:
    Accounts receivable, principally due to allowance for
     doubtful accounts..................................... $   391   $   255
    Inventories, principally due to additional costs for
     tax purposes..........................................     220       168
    Inventories, principally due to accrual for
     obsolescence..........................................     809       628
    Compensated absence, principally due to accrual for
     financial reporting purposes..........................     837       483
    Workers' compensation expense accrual for financial
     reporting purposes....................................     689       449
    Warranty expense accrual for financial reporting
     purposes..............................................     650       583
    Employee benefit plan accrual for financial reporting
     purposes..............................................     375       224
    Deferred research and development for tax purposes.....   3,180     2,286
    Net operating loss carryforwards.......................   8,676     4,647
    Alternative minimum tax credit carryforwards...........     600       228
    Other..................................................     392       142
                                                            -------   -------
     Total gross deferred tax assets.......................  16,819    10,093
                                                            -------   -------
   Less valuation allowance................................  (7,433)   (2,740)
                                                            -------   -------
     Net total deferred tax assets.........................   9,386     7,353
                                                            -------   -------
   Gross deferred tax liabilities
    Plant and equipment, principally due to differences in
     depreciation..........................................  (1,707)   (1,850)
    Other..................................................     (96)     (218)
                                                            -------   -------
     Total gross deferred tax liabilities..................  (1,803)   (2,068)
                                                            -------   -------
   Net deferred tax assets................................. $ 7,583   $ 5,285
                                                            -------   -------
   Reflected on attached consolidated balance sheets as:
    Current deferred tax assets............................ $ 6,335   $ 2,797
    Non-current deferred tax assets........................   1,248     2,488
                                                            -------   -------
   Net deferred tax assets, pertaining to continuing
    operations............................................. $ 7,583   $ 5,285
                                                            =======   =======

The valuation allowance for deferred tax assets as of the beginning of the fiscal year was $2,740 and $1,957 in 1999 and 1998, respectively. The net change in valuation allowance for the years ended June 25, 1999 and June 26, 1998 was an increase of $4,693 and $783, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the net total deferred tax assets, the Company will need to generate future taxable income prior to the expiration of the net operating loss carryforwards which expire at various years through 2019. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the valuation allowance at June 25, 1999. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of June 25, 1999 will be allocated to income tax benefit that would be reported in the consolidated statements of operations.

At June 25, 1999, the Company had a federal net operating loss carryforward of approximately $20,850 and state net operating loss carryforwards of approximately $26,650, which are available to offset future federal and state taxable income, and expire at various dates through fiscal year 2019. In addition, at June 25, 1999, the Company has research and development credit carryovers for federal and state income tax purposes of approximately $400 and $200, respectively. The federal credit carryforwards expire in the years 2010 and 2019, and the state carryforwards can be carried forward indefinitely.

The Company has not recognized a deferred tax liability for the basis differences and the undistributed earnings related to its foreign subsidiaries since the investment is essentially permanent in duration. Undistributed earnings were approximately $720 at June 25, 1999.

Cash paid for income taxes was $2,897, $1,915, and $1,072 in fiscal years 1999, 1998, and 1997, respectively.

L. Retirement Plans

The Company has a retirement savings and profit sharing plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participation is available to all employees meeting minimum service and age requirements.

The Company has a deferred compensation plan that does not qualify under
Section 401 of the Internal Revenue Code, which provides officers and key executives with the opportunity to participate in an unqualified deferred compensation plan. The total of net participant deferrals, which is reflected in other long-term liabilities, was $464 and $382 at June 25, 1999, and June 26, 1998, respectively.

The Company also has a deferred retirement salary plan, which is limited to certain officers. The Company has accrued the present value of the estimated future retirement benefit payments over the periods from the date of the agreements. The accrued balance of these plans, included in other long-term liabilities, was $865 and $659 at June 25, 1999, and June 26, 1998, respectively.

Total expenses for these plans were $1,158, $1,349 and $1,375 for fiscal years ended 1999, 1998 and 1997, respectively.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

M. Accrued Liabilities

                                                               June 25, June 26,
                                                                 1999     1998
                                                               -------- --------
   Accrued incentive plan expense............................. $ 2,285  $ 1,716
   Accrued vacation expense...................................   2,000    1,512
   Accrued salary expense.....................................   1,297      835
   Accrued payroll and sales tax expense......................   1,519      917
   Accrued sales commissions and rebates payable..............     951      789
   Accrued warranty expense...................................   1,742    1,733
   Accrued workers compensation self-insurance expense........   1,724    1,319
   Accrued restructuring costs................................     --       625
   Accrued income tax payable.................................   3,304      473
   Accrued other..............................................   1,420      912
                                                               -------  -------
                                                               $16,242  $10,831
                                                               =======  =======

N. Other Expense (Income)

                                                            Years Ended
                                                     --------------------------
                                                     June 25, June 26, June 27,
                                                       1999     1998     1997
                                                     -------- -------- --------
   Investment income................................  $(259)   $(392)   $(721)
   Loss (gain) on foreign currency transactions.....      4      164      (58)
   Other, net.......................................    365      247      (82)
                                                      -----    -----    -----
                                                      $ 110    $  19    $(861)
                                                      =====    =====    =====

O. Concentration of Credit Risk

The Company's customers are primarily in the cable television CATV industry. The Company performs periodic credit evaluations of its customers' financial conditions and generally does not require collateral. At June 25, 1999 and June 26, 1998, accounts receivables from customers in the CATV industry were approximately $31,240 and $19,705, respectively. Receivables are generally due within 30 days. Credit losses are provided for in the consolidated financial statements and have consistently been within management's expectations.

Sales to two customers were $47,700 (26%) and $31,304 (17%), respectively, in fiscal year 1999. Sales to one customer were $47,098 (31%) in fiscal year 1998. Sales to one customer were $48,026 (36%) in fiscal year 1997.

P. Commitments and Contingencies

The Company had an established letter of credit of $1,700 at June 25, 1999, for its self-insured workers' compensation program.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

Q. Quarterly Results of Operations (Unaudited)

                                First   Second    Third    Fourth
                               Quarter  Quarter  Quarter   Quarter     1999
                               -------  -------  ------- ----------- --------
1999
Net sales..................... $34,654  $39,651  $47,291   $61,829   $183,425
Gross profit..................   7,526    9,599   10,878    16,629     44,632
Income (loss) from continuing
 operations...................  (1,116)    (992)     588       837       (683)
Discontinued operations.......     288       16      --         93        397
                               -------  -------  -------   -------   --------
Net income (loss).............    (828)    (976)     588       930       (286)
                               -------  -------  -------   -------   --------
Net income (loss) per share--
 (basic):
  Continuing operations....... $ (0.09) $ (0.08) $  0.05   $  0.07   $  (0.06)
  Discontinued operations.....    0.02      --       --       0.01       0.04
                               -------  -------  -------   -------   --------
Net income (loss)............. $ (0.07) $ (0.08) $  0.05   $  0.08   $  (0.02)
                               -------  -------  -------   -------   --------
Net income (loss) per share--
 (diluted):
  Continuing operations....... $ (0.09) $ (0.08) $  0.05   $  0.06   $  (0.06)
  Discontinued operations.....    0.02      --       --       0.01       0.04
                               -------  -------  -------   -------   --------
Net income (loss)............. $ (0.07) $ (0.08) $  0.05   $  0.07   $  (0.02)
                               -------  -------  -------   -------   --------
                                First   Second    Third    Fourth
                               Quarter  Quarter  Quarter Quarter (1)   1998
                               -------  -------  ------- ----------- --------
1998
Net sales..................... $37,559  $37,758  $40,607   $38,117   $154,041
Gross profit..................   8,334    7,957    8,318     7,446     32,055
Income (loss) from continuing
 operations...................   1,175      672      847    (1,776)       918
Discontinued operations.......     --       --       363       565        928
                               -------  -------  -------   -------   --------
Net income (loss).............   1,175      672    1,210    (1,211)     1,846
                               -------  -------  -------   -------   --------
Net income (loss) per share--
 (basic):
  Continuing operations....... $  0.10  $  0.06  $  0.07   $ (0.15)  $   0.08
  Discontinued operations.....     --       --      0.03      0.05       0.08
                               -------  -------  -------   -------   --------
Net income (loss)............. $  0.10  $  0.06  $  0.10   $ (0.10)  $   0.16
                               -------  -------  -------   -------   --------
Net income (loss) per share--
 (diluted):
  Continuing operations....... $  0.10  $  0.06  $  0.07   $ (0.14)  $   0.07
  Discontinued operations.....     --       --      0.03      0.04       0.08
                               -------  -------  -------   -------   --------
Net income (loss)............. $  0.10  $  0.06  $  0.10   $ (0.10)  $   0.15
                               -------  -------  -------   -------   --------

--------
(1) Results from continuing operations for the fourth quarter of fiscal year 1998 include a provision for restructuring costs of $625.

R. Litigation

As previously reported in the Company's Annual Report for the fiscal year ended June 27, 1997, on or about March 31, 1995, certain shareholders of the Company filed a complaint in the United States District Court for the Eastern District of Pennsylvania against the Company and its Chief Executive Officer alleging violations of Sections 10 (b) and 20 (a) of the Securities Exchange Act of 1934 and common law. On September 27, 1997, a tentative settlement was reached with respect to this litigation and the settlement amount was recorded in the financial statements during the first quarter of fiscal year 1998. On July 14, 1998, the United States District Court for the Eastern District of Pennsylvania approved the settlement reached by the parties and dismissed the case with prejudice.

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


S. Segment Information

The Company adopted the Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (Statement 131), in fiscal year 1999. In fiscal year 1999 and 1998, the Company operated in two industry segments; the Electronic Distribution Products segment, which provides HFC equipment for signal distribution applications and technical services primarily to the CATV market and the Broadband Management Services segment, which provides Internet enabling technical services and support to broadband operators in the United States. In fiscal year 1997, the Company operated in three industry segments: the Electronic Distribution Products segment, the Broadband Management Services segment, and the Digital Fiber Optics Transmission Products segment, which has been reported as a discontinued business segment and provided products for long-distance, point-to-point video, voice and data signal transmission applications, primarily for telephony, distance-learning and other non-CATV markets. On July 10, 1997, the Company announced the discontinuation of its Digital Fiber Optics Transmission Products segment.

Information about industry segments for fiscal years 1999, 1998, and 1997 is as follows:

                                                         Discontinued
                                  Continuing Operations   Operations
                                 ----------------------- ------------
                                                           Digital
                                  Electronic  Broadband  Fiber Optics
                                 Distribution Management Transmission
                                   Products    Services    Products    Total
                                 ------------ ---------- ------------ --------
Year ended June 25, 1999
  Total revenue.................   $176,790     $6,635      $  --     $183,425
  Operating income (loss).......      8,044     (2,508)        --        5,536
  Interest income...............        150        109         --          259
  Interest expense..............      1,376          8         --        1,384
  Income tax expense............      4,835        --          477       5,312
  Identifiable assets at June
   25, 1999.....................    101,105      1,844       1,286     104,235
  Capital expenditures..........      6,828      1,331         --        8,159
  Depreciation and
   amortization.................      9,407        364         --        9,771
Year ended June 26, 1998
  Total revenue.................   $152,765     $1,276      $  --     $154,041
  Operating income (loss).......      3,259     (1,560)        --        1,699
  Interest income...............        369         23         --          392
  Interest expense..............        390          9         --          399
  Income tax expense (benefit)..        972       (590)        (94)        288
  Identifiable assets at June
   26, 1998.....................     82,319      1,755       2,889      86,963
  Capital expenditures..........      9,287        766         --       10,053
  Depreciation and
   amortization.................      6,792        175         --        6,967
Year ended June 27, 1997
  Total revenue.................   $132,676     $1,104      $7,994    $141,774
  Operating income (loss).......      2,362       (433)     (9,357)     (7,428)
  Interest income...............        712          9         --          721
  Interest expense..............        371          9         --          380
  Income tax expense (benefit)..        788       (137)     (2,752)     (2,101)
  Identifiable assets at June
   27, 1997.....................     82,099        815       7,530      90,444
  Capital expenditures..........      6,989        255         698       7,942
  Depreciation and
   amortization.................      5,371         62       1,388       6,821

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)


The Company and subsidiaries operate in various geographic areas as indicated by the following:

                                   U.S.    Canada  Europe Eliminations  Total
                                 --------  ------  ------ ------------ --------
Year ended June 25, 1999
Sales to unaffiliated
 customers:
  Domestic.....................  $163,889  $  421   $236     $ --      $164,546
  Export.......................    18,879     --     --        --        18,879
Transfers between geographic
 areas.........................       162     --     --       (162)         --
Total revenue..................   182,930     421    236      (162)     183,425
Operating income (loss)........     5,848    (280)   (32)      --         5,536
Interest income................       259     --     --        --           259
Interest expense...............     1,384     --     --        --         1,384
Income tax expense.............     4,835     --     --        --         4,835
Identifiable assets at June 25,
 1999..........................   101,957     509    483       --       102,949
Capital expenditures...........     8,159     --     --        --         8,159
Depreciation and amortization..     9,735      12     24       --         9,771
Year ended June 26, 1998
Sales to unaffiliated
 customers:
  Domestic.....................  $121,371  $1,635   $146     $ --      $123,152
  Export.......................    30,889     --     --        --        30,889
Transfers between geographic
 areas.........................       798     --     --       (798)         --
Total revenue..................   153,058   1,635    146      (798)     154,041
Operating income...............     1,220     290    189       --         1,699
Interest income................       390     --       2       --           392
Interest expense...............       398     --       1       --           399
Income tax expense.............       405       8    (31)      --           382
Identifiable assets at June 26,
 1998..........................    82,839     954    281       --        84,074
Capital expenditures...........    10,052       1    --        --        10,053
Depreciation and amortization..     6,931      12     24       --         6,967
Year ended June 27, 1997
Sales to unafifiliated
 customers:
  Domestic.....................  $107,723  $1,523   $751     $ --      $109,997
  Export.......................    23,783     --     --        --        23,783
Transfers between geographic
 areas.........................       (95)    --     --         95          --
Total revenue..................   131,411   1,523    751        95      133,780
Operating income...............     1,750     162     17       --         1,929
Interest income................       716     --       5       --           721
Interest expense...............       379     --       1       --           380
Income tax expense.............       553     100     (2)      --           651
Identifiable assets at June 27,
 1997..........................    80,774   1,542    598       --        82,914
Capital expenditures...........     7,212       6     26       --         7,244
Depreciation and amortization..     5,370      12     51       --         5,433

T. Subsequent Events

Business Combinations

On July 9, 1999, the Company consummated a merger with Convergence, a Georgia corporation, whereby Convergence became a wholly-owned subsidiary of the Company. As consideration for the merger, each

 C-COR.net Corp. (as restated to reflect pooling-of-interest combinations with Convergence.com Corporation and Silicon Valley Communications, Inc.)

            Notes to Consolidated Financial Statements--(Continued)
                 (in thousands except share and per share data)

outstanding share of common stock of Convergence was converted into one share of the Company's common stock for an aggregate of 1,433,323 shares of the Company's common stock. Each outstanding warrant to acquire Convergence common stock was converted into a warrant to acquire the Company's common stock for an aggregate of warrants to acquire 366,930 shares of the Company's common stock. The merger is being accounted for under the pooling-of-interests method of accounting.

On September 17, 1999, the Company consummated a merger with SVCI, a California corporation, whereby SVCI became a wholly-owned subsidiary of the Company. As consideration for the merger, each outstanding share of common stock of SVCI was converted into the right to receive .094534 shares of the Company's common stock for an aggregate of 1,542,215 shares of the Company's common stock (subject to reduction pursuant to certain escrow arrangements). Outstanding stock options and warrants to acquire SVCI common stock were converted into stock options and warrants to acquire the Company's common stock, using the same conversion ratio (with appropriate adjustment to the exercise price) for an aggregate of stock options and warrants to acquire 387,227 shares of the Company's common stock. The merger is being accounted for under the pooling-of-interests method of accounting.

The Company anticipates recording a one-time charge related to the business combinations in its first quarter of fiscal year 2000. The one-time charge will include the transaction costs, as well as employee severance payments and write-off of assets related to existing fiber optic products that will become obsolete and be replaced by the SVCI product line.

Credit Facilities

On August 9, 1999, the Company replaced its $25,000 revolving line of credit agreement, with a new credit agreement established with three banks under which it may borrow up to $70,000. The agreement has two parts; $20,000 is available as a revolving line of credit, subject to an aggregate sub-limit of $2,000 for issuance of letters of credit. This revolving line of credit is committed through December 31, 1999. A pricing matrix has been established for credit pricing on this facility as a function of the Company's total funded indebtedness to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio, and is subject to adjustment quarterly. Interest on the borrowings under the credit agreement is determined at the Company's option by
(a) LIBOR plus a margin ranging from .75%-1.35%, (b) Federal funds rate plus a margin ranging from 1.15%-1.75% or (c) Prime rate plus a margin ranging from
 .25%-.50%. The second part is a 364 day standby acquisition facility which enables the Company to borrow up to $50,000, for strategic acquisitions and/or investments. Each draw on the facility may be extended for up to 84 months. A pricing matrix has also been established for credit pricing on this facility which is also a function of the Company's total funded indebtedness to EBITDA ratio, and is subject to adjustment quarterly. Interest on the borrowings under this part of the credit agreement would be determined, at the Company's option by (a) LIBOR plus a margin ranging from .90%-1.50% (b) Prime rate plus a margin ranging from .25%-.50% or (c) fixed at the bank 5 or 7 year fixed rates through an interest rate swap.

In addition, the Company amended its existing $3,000 term loan to eliminate terms and conditions that govern that facility and replaced them with terms and conditions that have been entered into the revolving line-of-credit and the standby facility. The outstanding balance on the term loan will be split among the three participating banks based on their pro-rated share of the total balance of combined credit facilities.

Borrowings on these facilities are unsecured, subject to a negative pledge on all business assets, and the Company is required to maintain certain financial ratios and indebtedness tests.

[Picture of several of C-COR.net's products and services which includes:
MiniNode, NAVICOR Node, Headend Equipment, FlexNet Amplifier, MuxNode, Field Engineering, Network Operations Center and CNM System2.]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
-------------------------------------------------------------


[C-Cor.net Corp.]

                                C-COR.net Corp.
                                2,500,000 Shares
                                  Common Stock

                                 ------------
                                   PROSPECTUS
                                 ------------

                                        , 1999



                               CIBC World Markets


                          Donaldson, Lufkin & Jenrette


                            Warburg Dillon Read LLC


                             Josephthal & Co. Inc.
--------------------------------------------------------------------------------
You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                    Part II

                     Information Not Required In Prospectus

ITEM 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

   Securities and Exchange Commission filing fee...................... $ 26,101
   National Association of Securities Dealers, Inc. filing fee........ $  9,889
   Printing expenses.................................................. $150,000
   Legal, accounting and other professional services.................. $250,000
   Miscellaneous...................................................... $164,010
                                                                       --------
     Total............................................................ $600,000
                                                                       ========

All of the amounts shown are estimates except for the fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

ITEM 15. Indemnification of Directors and Officers

Sections 1741 through 1750 of the Pennsylvania Business Corporation Law of 1988 permits, and in some cases requires, the indemnification of officers, directors and employees of the Registrant. Article VII-Section 7-1 of the Registrant's bylaws provides that the Registrant shall indemnify any director or officer of the Registrant against expenses (including legal fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought or threatened to be brought against him, including actions or suits by or in the right of the Registrant, by reason of the fact that he or she is or was a director or officer of the Registrant, its parent or any of its subsidiaries, or acted as a director or officer or in any other capacity on behalf of the Registrant, its parent or any of its subsidiaries or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The board of directors by resolution may similarly indemnify any person other than a director or officer of the Registrant to the fullest extent now or hereafter permitted by law for liabilities incurred by him in connection with services rendered by him for or at the request of the Registrant, its parent or any of its subsidiaries.

ITEM 16. Exhibits

The following is a list of exhibits filed as part of this registration statement.

 Exhibit
 Number                     Description and Method of Filing
 -------                    --------------------------------
   1     Form of Underwriting Agreement./1/

   4.1   Specimen copy of common stock certificate.

   4.2   Rights Agreement dated August 17, 1999 between the Registrant and
         American Stock Transfer & Trust Company (incorporated by reference to the Registrant's Registration Statement on Form 8-A filed on August
         30, 1999, File No. 0-10726).

   5     Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

  23.1   Consent of KPMG LLP (State College, PA).
  23.2   Consent of KPMG LLP (Atlanta, GA).
  23.3   Consent of KPMG LLP (Mountain View, CA).

  23.4   Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit
         5).

    24   Power of Attorney (included in signature page previously filed).

--------

/1/To be filed by amendment.

ITEM 17. Undertakings

(a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has-been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of State College, Commonwealth of Pennsylvania, on October 20, 1999.

                                          C-COR.net CORP.

                                                   /s/ David A. Woodle
                                          By: _________________________________
                                                      David A. Woodle
                                               President and Chief Executive
                                                          Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ David A. Woodle           President and Chief         October 20, 1999
______________________________________  Executive Officer and
           David A. Woodle              Director (Principal
                                        Executive Officer)

        /s/ William T. Hanelly         Vice President--Finance,    October 20, 1999
______________________________________  Secretary and Treasurer
          William T. Hanelly            (Principal Financial
                                        Officer)

          /s/ Joseph Zavacky           Controller (Principal       October 20, 1999
______________________________________  Accounting Officer)
            Joseph Zavacky

                  *                    Director and Chairman       October 20, 1999
______________________________________
           Richard E. Perry

                  *                    Director                    October 20, 1999
______________________________________
         Donald M. Cook, Jr.

                  *                    Director                    October 20, 1999
______________________________________
      I. N. Rendall Harper, Jr.

                  *                    Director                    October 20, 1999
______________________________________
            Anne P. Jones

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    Director                    October 20, 1999
______________________________________
            John J. Omlor

                  *                    Director                    October 20, 1999
______________________________________
          Frank Rusinko, Jr.

                  *                    Director                    October 20, 1999
______________________________________
           James J. Tietjen

      /s/ William T. Hanelly                                   October 20, 1999
*By: _______________________
   William T. Hanelly pursuant
     to a power of attorney
     previously filed.

                                 EXHIBIT INDEX

 Exhibit
 Number                       Description and Method of Filing
 -------                      --------------------------------
  1      Form of Underwriting Agreement./1/

  4.1    Specimen copy of common stock certificate.

  4.2    Rights Agreement dated August 17, 1999 between the Registrant and American
         Stock Transfer Trust & Company (incorporated by reference to the
         Registrant's Registration Statement on Form 8-A filed on August 30, 1999,
         File No. 0-10726).

 5       Opinion of Ballard Spahr Andrews & Ingersoll, LLP.

 23.1    Consent of KPMG LLP (State College, PA).

 23.2    Consent of KPMG LLP (Atlanta, GA).

 23.3    Consent of KPMG LLP (Mountain View, CA).

 23.4    Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in Exhibit 5).

 24      Power of Attorney (included in signature page previously filed).

--------

/1/To be filed by amendment.